SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

LAM RESEARCH CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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____________________________________________________________________________________
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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

LAM RESEARCH CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 10, 2008
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To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Lam Research Corporation, a Delaware corporation (the “Company” or “Lam Research” or “Lam”), will be held on June 10, 2008, 11:00 a.m., local time, at the principal executive offices of the Company at 4650 Cushing Parkway, Fremont, California 94538, for the following purposes:

1.	To elect directors from the slate of nominees nominated by the Board of Directors to serve for the ensuing year, and until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 29, 2008; and

3.	To transact such other business (other than any nomination of candidates for, or the election of, directors) as may properly come before the meeting, or for any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 25, 2008, are entitled to notice of and to vote at the meeting, and for any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy via Internet, telephone, or mail in accordance with the voting instructions on the proxy card. If you vote by mail, please mark, sign, and date the enclosed proxy card and return it as promptly as possible in the postage-prepaid and return-addressed envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person, even if the stockholder has previously returned a proxy. Stockholders who wish to cast their votes in person at the meeting must attend the meeting. A simultaneous webcast will be available on Lam’s web site at www.lamresearch.com for stockholders who cannot attend in person and wish to listen to the Annual Meeting and any discussion by management immediately after its adjournment.

By Order of the Board of Directors,

George M. Schisler, Jr.
Secretary

Fremont, California
May 10, 2008

YOUR VOTE IS IMPORTANT
In order to assure your representation at the meeting, you are requested to vote by proxy via Internet, telephone, or mail in accordance with the voting instructions on the proxy card. If you vote by mail, you should mark, sign, and date the enclosed proxy card as promptly as possible and return it in the enclosed return-addressed envelope.

LAM RESEARCH CORPORATION
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PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2008

LAM RESEARCH CORPORATION
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PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
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INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of Lam Research Corporation, a Delaware corporation (the “Company” or “Lam Research” or “Lam”), for use at the Annual Meeting of Stockholders to be held Tuesday, June 10, 2008, at 11:00 a.m., local time (the “Annual Meeting”), or for any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the principal executive offices of the Company at 4650 Cushing Parkway, Fremont, California 94538. The Company’s telephone number at that location is (510) 572-0200. Stockholders who wish to cast their votes in person must attend the meeting. For those stockholders who cannot attend in person and wish to listen to the proceedings, the Annual Meeting and any discussion by management after its adjournment will be available via simultaneous webcast. The webcast may be accessed via the Lam Internet web site at www.lamresearch.com, by locating the link in the Investor Relations/Webcasts section of the web site.

     These proxy solicitation materials will be mailed on or about May 10, 2008, to all stockholders entitled to vote at the meeting. A copy of Lam’s 2007 Annual Report to Stockholders accompanies this Proxy Statement. Lam will furnish a copy of any exhibit to the Annual Report without charge upon written request to: Office of the Secretary, Attn: George Schisler, Jr., Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538.

     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 10, 2008: This Proxy Statement and Lam’s 2007 Annual Report to Stockholders are available on the Investor Relations page of the Company’s web site, www.lamresearch.com.

Record Date and Principal Share Ownership

     Stockholders of record at the close of business on April 25, 2008, are entitled to receive notice of and to vote at the Annual Meeting. At the record date, 124,978,750 shares of the Company’s Common Stock were outstanding.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, by entering a new vote via telephone or the Internet, or by attending the Annual Meeting and voting in person. However, attending the Annual Meeting in and of itself does not constitute a revocation of a proxy.

Voting and Solicitation

     Each stockholder voting on Proposal No. 1 (the election of directors from nominees nominated by the Board of Directors (the “Board”)) may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (ten at this meeting) multiplied by the number of shares held by such stockholder, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder deems appropriate. However, votes cannot be cast for more than ten candidates. No stockholder shall be entitled to cumulate votes for a candidate unless the candidate’s name has been placed in nomination prior to the voting.

     Where no vote is specified or where a vote FOR all nominees is marked, the cumulative votes represented by a proxy will be cast, unless contrary instructions are given, at the direction of the proxy holders in order to elect as many nominees nominated by the Board as believed possible under the then-prevailing circumstances. If a stockholder desires to cumulate his or her votes, the accompanying proxy card should be marked to indicate clearly that the stockholder desires to exercise the right to cumulate votes and should specify how the votes are to be allocated among the listed nominees for directors. For example, a stockholder may write next to the name(s) of the listed nominee or nominees for whom the stockholder desires to cast votes the number of votes to be cast for such nominee or nominees. Alternatively, without exercising his or her right to vote cumulatively, a stockholder may instruct the proxy holders not to vote for one or more nominees by writing the name(s) of such nominee or nominees on the space provided on the proxy card. Unless indicated to the contrary in the space provided on the proxy card, if a stockholder withholds authority to vote for one or more nominees, all cumulative votes of such stockholder will be distributed among the remaining listed nominees at the discretion of the proxy holders.

     On all other matters, each share has one vote. Stockholders may vote FOR, AGAINST, or to ABSTAIN from voting with respect to Proposal No. 2 (ratification of the appointment of the independent registered public accounting firm for the Company for the current fiscal year), by properly marking the attached proxy card or otherwise submitting their proxy votes in accordance with the voting instructions.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by or at the direction of the Inspector of Elections (the “Inspector”). The Inspector will also determine whether or not a quorum is present. The ten candidates for election as directors at this year’s Annual Meeting who receive the highest number of affirmative votes will be elected. The approval of Proposal No. 2 will require the affirmative vote of a majority of the shares of the Company’s Common Stock present or represented and entitled to vote with respect to such matters. The final voting results will be made available on the Company’s web site at www.lamresearch.com via the Investor Relations page reasonably promptly after the Annual Meeting.

     In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote at the Annual Meeting. Abstentions will be treated as shares that are present or represented and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Thus, abstentions will have the same effect in this regard as negative votes. Any proxy that is properly dated, executed, and returned using the method or form of proxy enclosed, or properly submitted via telephone or Internet, will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of directors as nominated by the Board and for ratification of the appointment of the designated independent registered public accounting firm, and, with respect to any other matter or matters that may come before the meeting, as the proxy holders deem advisable in accordance with recommendations of the Board or, if no such recommendation is given, their reasonable judgment.

     For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. If a broker indicates on the enclosed proxy or its substitute that he or she does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), or with respect to shares as to which proxy authority has been withheld with respect to a matter, those shares will be counted as present in determining whether a quorum for the meeting is present but will not be considered as present or represented with respect to that matter. Thus, once it is determined that a quorum is present at the Annual Meeting, broker non-votes will have no effect on either of the two proposals being voted on at the Annual Meeting. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

     Employee participants in the Company’s Savings Plus Plan, Lam Research 401(k) (the “401(k) Plan”) who held unitized interests in Company stock in their personal 401(k) Plan accounts as of the record date are being provided with this Proxy Statement as a 401(k) Plan participant so that each such participant may vote his or her interest in the Company’s Common Stock as held in the 401(k) Plan. Upon receipt of properly marked and returned proxies, Lam Research Corporation as the 401(k) Plan Administrator, or the 401(k) Plan trustee, will vote the aggregate voted proxies of the 401(k) Plan participants in accordance with the proxies received. If a 401(k) Plan participant does not vote his or her interest with respect to the proposals to be voted on at this year’s Annual Meeting, then those non-voted shares will not be voted.

     The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone or other communication means.

Stockholder Proposals to be Included in the Company’s 2008 Proxy Statement

     Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for its 2008 annual meeting of stockholders. Any such proposal must be received by the Company no later than June 8, 2008, in order to be eligible for inclusion in such proxy statement. Stockholders interested in submitting such a proposal are advised to contact counsel familiar with the detailed requirements of the applicable securities rules.

Stockholder Proposals and Nominations to be Voted on at 2008 Annual Meeting

     Stockholders of the Company may submit proposals, in addition to Rule 14a-8(e) proposals referred to above, that they believe should be voted on at an annual meeting or may nominate persons for election to the Board in accordance with the Company’s bylaws.

     In accordance with the Company’s bylaws, any such proposal or nomination for the 2008 annual meeting, tentatively scheduled for November 6, 2008, must be submitted in writing and received by the Secretary of the Company no earlier than August 8, 2008, and no later than September 7, 2008.

     As required by the Company’s bylaws, a stockholder’s notice to the Secretary of a proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     A stockholder’s notice to the Secretary of a nominee for election to the Board must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) is to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     Proposals or nominations that do not meet all applicable requirements will not be entertained at the annual meeting. Submissions or questions should be sent to: George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538.

     Stockholder nominations for director will be evaluated by Lam’s Nominating/Governance Committee in accordance with substantially the same policies and criteria as candidates identified by the Board, its Nominating/ Governance Committee, or other sources. See the section entitled “Corporate Governance” below.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

     A board of ten directors is to be elected at the Annual Meeting. By a resolution duly adopted by the Board pursuant to the bylaws of the Company, the Board of Directors has fixed the number of directors at ten. The proxies cannot be voted for a greater number of persons than the ten nominees named below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten nominees named below, each of whom is currently a director of the Company. If any nominee of the Company should decline or be unable to serve as a director as of the time of the Annual Meeting, the proxies will be voted for any substitute nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. Discretionary authority to cumulate the votes held by the proxy holders is solicited by this Proxy Statement. The term of office of each person elected as a director will continue until a successor has been elected and qualified, or until his or her earlier resignation or removal.

     The Board, upon the recommendation of the Nominating/Governance Committee, has nominated the following individuals for election to the Board of Directors in accordance with the criteria and procedures discussed below in “Corporate Governance.”

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

     The following table sets forth certain information concerning the nominees, which is based on information furnished by them:

		Director	Principal Occupation and Business Experience
Director	Age*	Since	During Past Five Years
James W. Bagley	69	1997

Mr. Bagley is the Executive Chairman of the Board of Directors. He has been a director of the Company since the merger of Lam Research and OnTrak Systems, Inc., in 1997, and has served as Chairman of the Board since 1998. Mr. Bagley was appointed to the office of Executive Chairman in 2005. From 1997 until 2005, Mr. Bagley served as Chief Executive Officer of the Company.

From 1996 to 1997, Mr. Bagley served as Chairman of the Board and Chief Executive Officer of OnTrak Systems, Inc. He was formerly Chief Operating Officer and Vice Chairman of the Board of Applied Materials, Inc., where he also served in other executive positions during his 15-year tenure. Mr. Bagley held various management positions at Texas Instruments, Inc., before he joined Applied Materials. Mr. Bagley is currently a director of Micron Technology, Inc. and Teradyne, Inc.

		Director	Principal Occupation and Business Experience
Director	Age*	Since	During Past Five Years
David G. Arscott(1)	63	1980	Mr. Arscott has been a director of the Company since 1980, and was Chairman of the Board of Directors from 1982 to 1984. He is currently, and has been since 1988, a General Partner of Compass Technology Group, an investment management firm. From 1978 to 1988, Mr. Arscott was a Managing General Partner of Arscott, Norton & Associates, a venture capital firm. Mr. Arscott is a director of Dragnet Solutions, Inc., Percutaneous Systems, Inc., and Toolwire, Inc.

Robert M. Berdahl(2,3)	71	2001	Dr. Berdahl has been a director of the Company since 2001. Dr. Berdahl is currently, and has been since 2006, the President of the Association of American Universities. From 2004 to May 2006, Dr. Berdahl held the position of Professor in the History Department of the University of California, Berkeley and Professor of Public Policy in the Goldman School of Public Policy, UC Berkeley. From 1997 to 2004, Dr. Berdahl served as Chancellor of the University of California, Berkeley. From 1993 to 1997, Dr. Berdahl was President of the University of Texas at Austin, and from 1986 to 1993, he was Vice Chancellor of Academic Affairs of the University of Illinois at Urbana-Champaign.

Richard J. Elkus, Jr.(2,3)	73	1997	Mr. Elkus has been a director of the Company since 1997. He is currently, and has been since 1996, Chairman of Voyan Technology. From 1994 until 1997, Mr. Elkus was Vice Chairman of the Board and Executive Vice President of Tencor Instruments, Inc. Mr. Elkus is also currently a director of SOPRA S.A., the National Science and Technology Medals Foundation, and the Scripps Research Institute.

Jack R. Harris(2)	65	1982	Mr. Harris has been a director of the Company since 1982. Mr. Harris is currently, and since 2001 has been, Executive Chairman of Metara, Inc., and is currently, and since 1999, has been, Chairman of HT, Inc. From 1986 until 1999, Mr. Harris was Chairman, Chief Executive Officer, and President of Optical Specialties, Inc.

Grant M. Inman(1,3)	66	1981	Mr. Inman has been a director of the Company since 1981. Mr. Inman is currently, and since 1998 has been, a General Partner of Inman Investment Management. From 1985 until 1998, Mr. Inman was a General Partner of Inman & Bowman, a venture capital investment partnership. Mr. Inman is currently a director of Paychex, Inc., Wind River Systems, Inc., and AlphaCard Systems.

		Director	Principal Occupation and Business Experience
Director	Age*	Since	During Past Five Years
Catherine P. Lego(1)	51	2006	Ms. Lego has been a director of the Company since 2006. Ms. Lego is currently, and since 1999 has been, the General Partner of The Photonics Fund, LLP, a venture capital investment firm. She is also, and since 1992 has been, a member of Lego Ventures, LLC, a technology consulting firm. Ms. Lego is currently a director of SanDisk Corporation, StrataLight Communications, and WJ Communications, Inc.

Stephen G. Newberry	54	2005

Mr. Newberry has been a director of the Company since 2005. He also serves as the Company’s President and Chief Executive Officer. Mr. Newberry joined the Company in August 1997 as Executive Vice President and Chief Operating Officer. He was appointed President and Chief Operating Officer in July 1998, and President and Chief Executive Officer in June 2005.

Prior to joining the Company, Mr. Newberry held various executive positions at Applied Materials during a 17-year tenure. Mr. Newberry is also a director of SEMI, the industry’s trade association.

Seiichi Watanabe(1)	66	2005	Dr. Watanabe has been a director of the Company since 2005. Dr. Watanabe is currently, and since 2007 has been, the Executive Director of TechGate Investment, Inc., of Japan. From 2005 to June 2007, he was the Executive General Manager, Research & Development, for Terumo Corporation of Japan. From 2004 to 2005, Dr. Watanabe served as an Advisor to Sony Corporation following his retirement from Sony in 2004. During his tenure at Sony from 1993 to 2004, Dr. Watanabe served as Executive Vice President of Environmental Affairs, President of Frontier Science Laboratories (Sony), President of the Semiconductor Division, and Director of the Research Center. Dr. Watanabe is also currently a director of Cool.revo, Inc. of Japan, and of Zeta Bridge Corporation of Japan.

Patricia S. Wolpert(2)	58	2006	Ms. Wolpert has been a director of the Company since 2006. Ms. Wolpert is currently, and since 2003 has been, the owner of Wolpert Consulting LLC, a sales and marketing consulting firm. From 1972 to 2003, Ms. Wolpert served in a variety of executive positions with International Business Machines, Inc., including: Vice President, Sales Transformation, Americas; Vice President, Central Region, Americas; Vice President, System Sales, South America; and various other executive positions. Ms. Wolpert is currently a director and Chairman of the Board of Teradyne, Inc.
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*	As of March 31, 2008

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating/Governance Committee.

EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of Lam Research are:

Name	Age*	Title
James W. Bagley	69	Executive Chairman
Stephen G. Newberry	54	President and Chief Executive Officer
Martin B. Anstice	40	Senior Vice President, Chief Financial Officer & Chief Accounting Officer
Ernest E. Maddock	49	Senior Vice President, Global Operations
Abdi Hariri	47	Group Vice President, Customer Support Business Group
Richard A. Gottscho	55	Group Vice President and General Manager, Etch Businesses
Thomas J. Bondur	40	Vice President, Global Field Operations
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*	As of March 31, 2008

     James W. Bagley became Chief Executive Officer and a Director of the Company with the merger of Lam Research and OnTrak Systems, Inc., in 1997. Effective September 1, 1998, he was appointed Chairman of the Board. On June 27, 2005, Mr. Bagley transitioned from Chairman of the Board and Chief Executive Officer to Executive Chairman of the Board of Lam Research. Mr. Bagley currently is a director of Teradyne, Inc. and Micron Technology, Inc. From June 1996 to August 1997, Mr. Bagley served as Chairman of the Board and Chief Executive Officer of OnTrak Systems, Inc. He was formerly Chief Operating Officer and Vice Chairman of the Board of Applied Materials, Inc., where he also served in other senior executive positions during his 15-year tenure. Mr. Bagley held various management positions at Texas Instruments, Inc., before he joined Applied Materials, Inc.

     Stephen G. Newberry joined the Company in August 1997 as Executive Vice President and Chief Operating Officer. He was appointed President and Chief Operating Officer of Lam Research in July 1998 and President and Chief Executive Officer in June 2005. Mr. Newberry currently serves as a director of Lam Research Corporation and of SEMI, the industry’s trade association. Prior to joining Lam Research, Mr. Newberry served as Group Vice President of Global Operations and Planning at Applied Materials, Inc. During his 17 years at Applied Materials, he held various positions in manufacturing, product development, sales and marketing, and customer service. Mr. Newberry is a graduate of the U.S. Naval Academy (BS Ocean Engineering) and the Harvard Graduate School of Business (Program for Management Development) and served five years in naval aviation prior to joining Applied Materials.

     Martin B. Anstice joined Lam Research in April 2001 as Senior Director, Operations Controller, was promoted to the position of Managing Director and Corporate Controller in May 2002, and was promoted to Group Vice President, Chief Financial Officer, and Chief Accounting Officer in June 2004 and named Senior Vice President, Chief Financial Officer and Chief Accounting Officer in March 2007. Mr. Anstice began his career at Raychem Corporation where, during his 13-year tenure, he held numerous finance roles of increasing responsibility in Europe and North America. Subsequent to Tyco International’s acquisition of Raychem in 1999, he assumed responsibilities supporting mergers and acquisition activities of Tyco Electronics. Mr. Anstice is an associate member of the Chartered Institute of Management Accountants in the United Kingdom.

     Ernest E. Maddock, Senior Vice President of Global Operations since March 2007 and previously Group Vice President of Global Operations since October 2003, currently oversees Global Operations which consists of: Information Technology, Global Supply Chain, Production Operations, Corporate Quality, Global Security, Global Real Estate & Facilities. Additionally, Mr. Maddock heads Bullen Semiconductor, a division of Lam Research. Mr. Maddock joined the Company in November 1997. Mr. Maddock’s previously held positions with the Company include Vice President of the Customer Support Business Group. Prior to his employment with Lam Research, he was Managing Director, Global Logistics and Repair Services Operations, and Chief Financial Officer, Software Products Division, of NCR Corporation. He has also held a variety of executive roles in finance and operations in several industries ranging from commercial real estate to telecommunications.

     Abdi Hariri was named Group Vice President of the Customer Support Business Group in March 2007. Prior to his current position, Mr. Hariri had been Vice President and General Manager of the Customer Support Business Group since August 2004. Mr. Hariri previously served as the General Manager of Lam Research Co. Ltd. (Japan) for approximately 18 months and has served in a number of different assignments with the Field Sales and Product Groups. His experience prior to his appointment in Japan included over 13 years at the Company with various responsibilities, including global business development and engineering. Prior to his employment at Lam Research, Mr. Hariri served as a Process Engineer at Siliconix, Inc. He holds a Masters Degree in Chemical Engineering from Stanford University.

     Richard A. Gottscho, Group Vice President and General Manager, Etch Products since March 2007, joined the Company in January 1996 and has served at various Director and Vice President levels in support of etch products, CVD products, and corporate research. Prior to joining Lam Research, Dr. Gottscho was a member of Bell Laboratories for 15 years where he started his career working in plasma processing. During his tenure at Bell, he headed research departments in electronics materials, electronics packaging, and flat panel displays. Dr. Gottscho is the author of numerous papers, patents, and lectures in plasma processing and process control. He is a recipient of the American Vacuum Society’s Peter Mark Memorial Award and is a fellow of the American Physical and American Vacuum Societies, has served on numerous editorial boards of refereed technical publications, program committees for major conferences in plasma science and engineering, and was vice-chair of a National Research Council study on plasma science in the 1980s. Dr. Gottscho earned Ph.D. and B.S. degrees in physical chemistry from the Massachusetts Institute of Technology and the Pennsylvania State University, respectively.

     Thomas J. Bondur, Vice President, Global Field Operations since March 2007, joined Lam in August 2001 and has served in various roles in business development and field operations in Europe and the United States. Prior to joining Lam Research, Mr. Bondur spent eight years in the semiconductor industry with Applied Materials in various roles in Santa Clara and France including Sales, Business Management and Process Engineering. Mr. Bondur holds a degree in Business from the State University of New York.

CORPORATE GOVERNANCE

     Lam Research’s Board of Directors and management are committed to responsible corporate governance to ensure that the Company is managed for the long-term benefit of its stockholders. To that end, the Board of Directors and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. In doing so, the Board and management review published guidelines and recommendations of institutional shareholder organizations and current best practices of similarly situated public companies. The Board and management also regularly evaluate and, when appropriate, revise Lam Research’s corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and the NASDAQ® Stock Market, Inc. (“NASDAQ”).

Corporate Governance Policies and Practices

     Lam Research has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Corporate Governance Guidelines — The Company adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed from time to time by the Nominating/Governance Committee, selected provisions of which are detailed below.

Corporate Code of Ethics — The Company maintains a Code of Ethics that applies to all Lam Research employees, officers, and members of the Board. A copy of the Code of Ethics is available on the Company’s web site at www.lamresearch.com, via the Investor Relations page.

Global Standards of Business Conduct Policy — The Company maintains written standards of business conduct applicable to its employees worldwide.

Board Committee Charters — Each of Lam Research’s Audit, Compensation, and Nominating/ Governance Committees has written charters adopted by Lam Research’s Board of Directors that establish practices and procedures for each committee in accordance with applicable corporate governance rules and regulations. Lam Research’s Audit, Compensation, and Nominating/Governance Committee Charters are available on the Company’s web site at www.lamresearch.com, via the Investor Relations page.

     Board Nomination Policies and Procedures

  Board Membership Criteria — Lam Research’s Corporate Governance Guidelines provide that nominees for director are evaluated on the basis of a range of criteria, including (but not limited to) business and industry experience, wisdom, integrity, analytical ability, ability to make independent judgments, understanding of the Company’s business and competitive environment, willingness and ability to devote adequate time to Board duties, and other appropriate considerations. No director shall be nominated or re-nominated after having attained the age of 75 years, and no director may serve on more than a total of four boards of public companies (including the Company’s Board).

  Nomination Procedure — The Nominating/Governance Committee is responsible for identifying, evaluating, and recommending candidates for election to the Board, with due consideration for recommendations made by other Board members, the CEO, stockholders, and other sources.In addition to the above criteria, the Nominating/Governance Committee also considers the appropriate balance of experience, skills, and characteristics desirable among the members of the Board. The independent members of the Board review the Nominating/Governance Committee recommendations and nominate candidates for election by the Company’s stockholders. No material changes to the procedures by which stockholders may nominate or recommend nominees were made during fiscal year 2007. Additional information regarding the nomination procedure is provided in the “Board Meetings and Committees” discussion below, and in the section above captioned “Stockholder Proposals and Nominations to be Voted on at 2008 Annual Meeting.”

     Director Independence

  Requirements — Lam Research’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent in accordance with NASDAQ rules and other applicable criteria for independence. In addition, no non-employee director may serve as a consultant or service provider to the Company without the approval of a majority of the independent directors.

  Current Board Members — The Board has determined that the following directors are independent in accordance with NASDAQ criteria for director independence: David Arscott, Robert Berdahl, Richard Elkus, Jr., Jack Harris, Grant Inman, Catherine Lego, Seiichi Watanabe, and Patricia Wolpert.

  Board Committees — All members of each of the Company’s three standing committees – the Audit, Compensation, and Nominating/Governance Committees – are required to be independent in accordance with NASDAQ and other applicable criteria. See “Board Meetings and Committees” below for a description of the responsibilities of the Board’s standing committees.

  Lead Independent Director — Pursuant to the Corporate Governance Guidelines, the Board may designate an independent director as the Lead Independent Director. Upon appointment, the Lead Independent Director is responsible for coordinating the activities of the independent members of the Board and acting as the principal liaison between the independent directors and the Executive Chairman and CEO when necessary and appropriate. Director Robert Berdahl has served as the Lead Independent Director since 2004.

  Executive Sessions of Independent Directors — The Board and its standing committees periodically hold meetings of only the independent directors or Committee members without management present.

     Board Access to Independent Advisors

  The Board as a whole, and each of the Board committees separately, have authority to retain and terminate such independent consultants, counselors, or advisors to the Board or a respective committee as each may deem necessary or appropriate.

     Board Training and Self-Assessment

  The Corporate Governance Guidelines provide that directors are expected to attend one or more training sessions or conferences to enhance their ability to fulfill their responsibilities. Each of the directors who served during fiscal year 2007 fulfilled this expectation. In fiscal year 2005, a majority of the directors then serving attended at least one conference certified by an institutional investor services organization. From time to time, the Nominating/Governance Committee conducts a review of the functioning of the Board and the Board committees.

Director and Executive Officer Stock Ownership

  The Company maintains guidelines for stock ownership by members of the Board. Pursuant to the Company’s Corporate Governance Guidelines, each director is expected to own at least 5,000 shares of Lam Research Common Stock by the later of five years after commencing service on the Board or November 2010.

  The Company maintains guidelines for stock ownership by designated members of the executive management team. Under the guidelines, executives designated by the Compensation Committee, including the Chief Executive Officer, the Chief Financial Officer, and certain other officers, are expected to own a number of shares of Lam Research Common Stock equal in value to a multiple of each executive’s base annual salary. The multiple varies according to the seniority of the office. Executives are expected to achieve the requisite stock ownership levels by the later of five years following appointment to office or December 2010.

     Director Resignation or Notification Upon Change in Executive Officer Status

  The Corporate Governance Guidelines provide that a director who is also an executive officer of the Company shall submit a resignation of his directorship to the Board if the officer ceases to be an executive officer of the Company.

  The Corporate Governance Guidelines require that a non-employee director notify the Nominating/Governance Committee if such director experiences a change of executive position held at another company. Upon any such notification, the Nominating/Governance Committee will review the appropriateness of the director’s continued Board membership under the circumstances, and the director will be expected to act in accordance with the Nominating/Governance Committee’s recommendation.

     Shareholder Communications with Board of Directors

  Direct Communications — Any stockholder desiring to communicate with the Board of Directors or with any director regarding the Company may write to the Board or the director, c/o George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, CA 94538. The Office of the Secretary will forward all such communications to the director(s). In addition, any stockholder, employee, or other person may communicate any complaint regarding any accounting, internal accounting control, or audit matter to the attention of the Board’s Audit Committee by sending written correspondence to: Lam Research Corporation, Attention: Board Audit Committee, P.O. Box 5010, Fremont, CA 94536.

  Annual Meeting — The Company encourages its directors to attend the annual meeting of stockholders each year. All of Lam Research’s then-current directors attended the 2006 annual meeting.

     Additional Policies and Practices

In addition to the measures discussed above, the Company maintains various other policies and practices to promote responsible corporate governance, such as:

  Preparation of a plan of succession for the offices of the CEO and other senior executives.

  Periodic review of committee charters for each of the Audit, Compensation, and Nominating/Governance Committees which address corporate governance issues.

  Evaluation and approval of the CEO’s and Executive Chairman’s compensation by the independent members of the Board, based on recommendations of the Compensation Committee.

  Evaluation and determination of the compensation of other executive officers by the Compensation Committee.

  Maintenance of disclosure control policies and procedures, including a Disclosure Control Committee.

  Maintenance of a Compliance Committee, composed of the Chief Financial Officer and other Company managers and staff, for the purpose of identifying and addressing securities regulation compliance matters.

  Maintenance of a procedure for receipt and treatment by the Audit Committee of anonymous and/or confidential employee complaints or concerns regarding audit or accounting matters.

  Comparison by the Board and its committees of the Company’s corporate governance policies with industry best practices and those of its peers.

  Availability of final proxy vote results on the Lam Research web site reasonably promptly following final compilation of the voting results.

Board Meetings and Committees

     The Board of Directors of the Company held a total of eleven regularly scheduled or special meetings during fiscal year 2007. All of the directors who served for the entire fiscal year attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which they were a member during fiscal year 2007, with the exception of Mr. Newberry, who attended 73% of such meetings.

     The Board of Directors has as standing committees an Audit Committee, a Compensation Committee, and a Nominating/Governance Committee.

     During fiscal year 2007, the Audit Committee consisted of Board members Arscott, Inman, Lego, and Watanabe. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. All Audit Committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for audit committee member independence. The Audit Committee held nine meetings during fiscal year 2007. The Audit Committee appoints and provides for the compensation of the Company’s independent registered public accounting firm; oversees and evaluates the work and performance of the independent registered public accounting firm; reviews the scope of the audit; considers comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management; approves in accordance with applicable securities laws all professional services to be provided to the Company by its independent registered public accounting firm; reviews internal accounting procedures and controls with the Company’s financial and accounting staff; oversees a procedure that provides for the receipt, retention and treatment of complaints received by the Company and for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters; reviews and approves all related-party transactions; and performs related duties as set forth in applicable securities laws, NASDAQ corporate governance guidelines, and the Committee charter. The Board of Directors has determined that Ms. Lego is an audit committee financial expert pursuant to SEC rules and that Ms. Lego is independent in accordance with the NASDAQ criteria for audit committee independence

     During fiscal year 2007, the Compensation Committee consisted of Board members Berdahl, Elkus, Harris, and Wolpert. All Compensation Committee members are independent, non-employee directors. The Compensation Committee held seven meetings during fiscal year 2007. The Compensation Committee recommends the salary level, incentives, and other forms of compensation for the Chief Executive Officer and the Executive Chairman, subject to approval by the independent members of the Board. It also approves salary levels, incentives, and other forms of compensation for the other executive officers of the Company. The committee reviews and recommends to the Board all compensation arrangements applicable to the members of the Board. The Compensation Committee reviews, recommends and approves, subject to stockholder and/or Board approval as required, the creation, amendment, or termination of certain equity-based compensation plans of the Company and such other compensation plans as the Board may designate. In addition, this committee has authority with respect to grants of stock options, restricted stock and stock units, deferred stock, and performance share awards to officers and other employees of the Company.

     During fiscal year 2007, the Nominating/Governance Committee consisted of Board members Berdahl, Elkus, and Inman. All Nominating/Governance Committee members are independent, non-employee directors. The Nominating/Governance Committee held three meetings during fiscal year 2007. This committee recommends, for approval by the independent members of the Board, nominees for election as directors of the Company. Pursuant to the committee’s charter and the Corporate Governance Guidelines, the Nominating/Governance Committee is also responsible for recommending the composition of Board committees for approval by the Board, reviewing and assessing the Corporate Governance Guidelines from time to time and recommending changes for approval by the Board, reviewing the functioning of the Board and its committees and reporting the evaluation to the Board, and reviewing the suitability of each director for continuing service on the Board.

     The Nominating/Governance Committee recommended for Board approval, and the Board approved, the nominees for director of the Company as set forth in Proposal No. 1 above. The Nominating/Governance Committee recommended the nominees for director in accordance with the criteria and procedures set forth above in “Board Nomination Policies and Procedures.”

     The Nominating/Governance Committee will consider for nomination persons properly nominated by stockholders in accordance with the same policies and criteria as are applied to other nominees. In order for the Nominating/Governance Committee to consider the nomination of a person submitted by a stockholder for next year’s annual meeting, such nomination must be made in accordance with the Company’s bylaws and other procedures described above in the section captioned “Stockholder Proposals and Nominations to be Voted on at 2008 Annual Meeting.”

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth the beneficial ownership of shares of Common Stock of the Company by: (i) each person or entity whom, based on information obtained, the Company believes beneficially owned more than 5% of the Company’s Common Stock on the date set forth below, and the address of each such person or entity (“5% stockholder”); (ii) each current director of the Company; (iii) each named executive officer (“named executive”) described below in the “Executive Compensation” section; and (iv) all current directors and current executive officers as a group. With the exception of 5% stockholders, the information below concerning the number of shares beneficially owned is provided with respect to holdings as of April 25, 2008 (the Record Date), the most recent practicable date for such determination, and, with respect to the 5% stockholders, the information below is provided with respect to holdings as of December 31, 2007, unless otherwise identified. The percentage is calculated using 124,978,750 as the number of shares of the Company’s Common Stock outstanding as of the Record Date.

	Shares Beneficially		Percent of
Name of Person or Identity of Group	Owned (1)		Class
Wellington Management Company LLP	13,631,400	(2)	10.9%
75 State Street
Boston, Massachusetts 02109
AXA Assurances Mutuelles	9,188,800	(2)	7.4%
25, Avenue Matignon
Paris, France 75008
AllianceBernstein LP	9,157,365	(2)	7.3%
13456 Avenue of the Americas
New York, New York 10105
Capital Group International, Inc.	6,917,820	(2)	5.5%
1100 Santa Monica Blvd.
Los Angeles, California 90025
James W. Bagley	183,000		*
David G. Arscott	106,735		*
Robert M. Berdahl	35,700		*
Richard J. Elkus, Jr.	136,370		*
Jack R. Harris	79,330		*
Grant M. Inman	147,750		*
Catherine P. Lego	5,000		*
Stephen G. Newberry	210,500		*
Seiichi Watanabe	7,000		*
Patricia S. Wolpert	2,500		*
Martin B. Anstice	8,117		*
Nicolas J. Bright	1,152	(3)	*
Richard A. Gottscho	1,861		*
Abdi Hariri	4,398		*
Ernest E. Maddock	32,374		*
All current directors and current executive officers as a group
(15 persons)(4)	1,009,943		*
____________________

*	Less than one percent

(1)	Includes shares subject to outstanding stock options and restricted stock units (RSUs) that are exercisable within 60 days after April 25, 2008, if any, with respect to:

James Bagley	2,000 options	Seiichi Watanabe	0 RSUs
David Arscott	63,000 options & RSUs	Patricia Wolpert	0 RSUs
Robert Berdahl	33,000 options & RSUs	Martin Anstice	2,849 options
Richard Elkus, Jr.	81,000 options & RSUs	Thomas Bondur	9,800 options
Jack Harris	63,000 options & RSUs	Nicolas Bright	0 options
Grant Inman	51,000 options & RSUs	Richard Gottscho	0 options
Catherine Lego	0 RSUs	Abdi Hariri	1,822 options
Stephen Newberry	210,500 options	Ernest Maddock	31,850 options

(2)	Information regarding beneficial ownership by the 5% stockholders is based on such entities’ respective publicly filed Schedules 13D or 13G, reflecting holdings as of December 31, 2007.

(3)	Includes 120 shares held in trust for Mr. Bright’s dependent children.

(4)

Current directors and current executive officers, as of April 25, 2008, include: Mr. Bagley, Mr. Arscott, Dr. Berdahl, Mr. Elkus, Mr. Harris, Mr. Inman, Ms. Lego, Mr. Newberry, Dr. Watanabe, Ms. Wolpert, Mr. Anstice, Mr. Bondur, Mr. Gottscho, Mr. Hariri, and Mr. Maddock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Executive officers, directors, and greater-than-10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file such reports on a timely basis. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that all of these requirements were satisfied during the 2007 fiscal year.

DIRECTOR COMPENSATION

     The compensation of the Company’s non-employee directors is reviewed and determined annually by the Board, upon recommendation from the Board’s Compensation Committee. All non-employee directors receive a base cash retainer and equity compensation in the form of restricted stock units (RSUs). In addition, committee chairs and the lead independent director receive additional cash retainers. The Board endeavors to maintain the director compensation package in a form and amount that attracts and retains directors of the caliber desired by the Company and that aligns director interests with those of stockholders.

     Each non-employee director of the Company receives an annual base cash retainer and an annual equity grant. For calendar year 2006, the non-employee directors received the following compensation: annual cash retainer of $36,000, cash retainer of $2,000 for service as the chair of a committee; cash retainer of $2,000 for service as lead director; and $1,000 for each meeting attended in person on a day other than a regularly scheduled board meeting. For calendar year 2007, the Board revised the cash retainer amount; accordingly, in calendar year 2007, the Company’s non-employee directors received the following cash compensation for their services: annual retainer of $42,000; an additional $2,000 for service as the chair of a committee; and an additional retainer of $2,000 for service as lead director. No additional compensation in the form of per-meeting fees was provided for calendar year 2007. A base retainer of $42,000 was paid to each non-employee director in fiscal year 2007. In addition Director Wolpert received an additional $18,000 fee during fiscal year 2007, in recognition of her service as a director during a portion of calendar year 2006, for which she had not previously received cash compensation.

     For calendar year 2008, the Board revised the cash retainer amount as follows: the Company’s non-employee directors have or will receive an annual base cash retainer of $42,000; an additional retainer of $7,500 for service as the chair of a committee other than the Audit Committee; a retainer of $10,000 for service as the chair of the Audit Committee; and a retainer of $7,500 for service as lead director.

     In addition, each non-employee director is eligible to receive an annual equity grant, if any, in an amount, on such terms, and on such date as may be determined annually by the Board. During fiscal year 2007, each non-employee director received a grant of 4,440 restricted stock units (RSUs) for services during calendar year 2007. Each such RSU grant was issued on February 15, 2007, and, subject to a director’s continued service on the Board, vests in full on the date of the following annual meeting. In addition, Director Wolpert received an additional grant of 2,500 RSUs on December 5, 2006, in recognition of her services as a director during a portion of calendar year 2006, for which she had not previously received equity compensation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview

     Lam Research’s Compensation Committee (the “Committee”) oversees and administers compensation policies, programs, and practices applicable to the Company’s executive officers. The Committee also reviews policies and programs on at least a calendar year basis and recommends, where appropriate, material changes for the independent members of the Board’s consideration and approval. In addition, the Committee establishes and periodically reviews corporate goals and objectives for the Chief Executive Officer; evaluates the CEO’s performances in light of those goals and objectives; and, based on such evaluation, recommends, for approval by the independent members of the Board, the CEO’s compensation packages, including any employment agreement.

     This Compensation Discussion and Analysis (CD&A) discusses our compensation program for the period including fiscal year 2007 and covers actions regarding executive compensation that were taken through March 31, 2008 for our executive officers listed below (the “named executive officers”) whose compensation is detailed in the tables below:

Name	Title
Stephen G. Newberry	President and Chief Executive Officer
Martin B. Anstice	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Ernest E. Maddock	Senior Vice President, Global Operations
Abdi Hariri	Group Vice President, Customer Support Business Group
Richard Gottscho	Group Vice President and General Manager, Etch Businesses
Nicolas J. Bright*	Executive Vice President of Products
____________________

*

During most of fiscal 2007, Mr. Bright was our Executive Vice President, Regional Business and Global Products, which was an executive officer position. His current position, which he assumed in March 2007, is no longer an executive officer position.

     This CD&A consists of the following sections:

     Philosophy & Objectives explains the philosophy and objectives of our compensation program

     Executive Compensation Program Components and Process explains the major elements of our compensation program as well as the process by which the compensation of our executive officers is determined

     Peer Group identifies the peer group to which we compare our compensation program

     Base Salary, Annual Incentive Awards and Multi-Year Cash-Based Incentive Program (MYIP) each explain a major element of our compensation program

     Equity Incentive Compensation explains the role of equity incentive awards in our compensation program

     Compensation of Chief Executive Officer and Compensation of Executive Chairman summarizes the employment agreements that we have with our Chief Executive Officer and our Executive Chairman

     Change in Control and Severance Arrangements explains the role of such arrangements in our compensation program

     Elective Deferred Compensation Plan summarizes this plan and the role it has in our compensation program

     Retirement Benefits Under the 401(k) Plan and Not-Generally-Available Benefit Program summarizes our retirement benefits under the 401(k) plan as well as other benefits provided to our executive officers that are not generally available to all of our employees

     Medical and Dental Insurance Retirement Benefit summarizes this element of our compensation program

     Executive Stock Ownership Guidelines sets forth the stock ownership guidelines that we have adopted for our executive officers

     Accounting and Tax Considerations explain the accounting and tax matters that we consider when setting compensation

     This CD&A discusses our executive compensation in the context of a calendar year because our compensation program is designed and evaluated on a calendar year basis rather than a fiscal year basis. However, as required by applicable SEC rules, the compensation tables that follow this CD&A report the executive compensation payments and awards made during fiscal year 2007.

Philosophy and Objectives

     Lam Research’s compensation program is designed and evaluated on a calendar year basis rather than a fiscal year basis because the Company’s business planning, performance goal setting, pay and benefit cycles are all run on a calendar year. The principal objectives of our compensation program are to:

  Maintain competitive programs to attract, retain and motivate high-caliber executives,

  Maximize the Company’s long-term success by appropriately rewarding executive officers for their achievements,

  Focus executive efforts on long-term strategic goals for the Company by closely aligning executive financial interests with stockholder interests while minimizing undue dilution of the Company’s shares, and

  Structure compensation programs to take into account the accounting treatment and tax deductibility of executive compensation expense.

     In formulating and administering the individual elements of our executive compensation program we focus on:

  Developing compensation packages for our executive officers that are comparable to similarly situated executives in high technology companies;

  Emphasizing pay for performance that rewards achievement of both short- and long-term business objectives;

  Establishing appropriate quantitative and strategic performance objectives and metrics; and

  Matching recognition of compensation expense as much as possible to the fiscal period in which performance occurs.

     Within this framework, the Committee reviews the information, analysis and compensation proposals provided by management and meets with our Executive Chairman, senior management, and specialists from Human Resources, Finance and Legal. Management makes recommendations to the Committee on the base salary, annual incentive award targets and long-term incentive compensation for the named executive officers. The Committee considers management’s recommendations with respect to executive compensation in light of competitive compensation data and relevant business objectives. At the request of the Committee, the Executive Chairman discusses management’s compensation recommendations with the Committee. The Committee also regularly holds executive sessions not attended by any members of management. The Committee makes recommendations to the independent members of our Board of Directors on the compensation of our Chief Executive Officer for the final determination and approval by such members of our Board of Directors.

Executive Compensation Program Components and Process

     Components. Lam Research’s executive compensation program consists of the major components listed in the table below. We consider each element to be appropriate to meet one or more of the principal objectives of our compensation policy. We generally target compensation near the 50th percentile of our peer group, yet allow our executives the ability to achieve higher levels of compensation (up to and above the 75th percentile of our peer group) if warranted by superior company and individual performance. Furthermore, we also consider factors such as job performance, job scope and responsibilities, skill set, prior experience, the executive’s time in his or her position with Lam Research, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. In general, pay differentials between our executive officers reflect these factors and we believe are consistent with pay differentials between similar positions at our peer companies.

Component	Purpose	Target Market Position
1. Base salary	Enable recruitment and retention	50th percentile
of high caliber employees at a
competitive level of compensation
2. Annual incentive awards	Reward executives for achieving	50th – 75th percentile,
	shorter-term corporate and functional	depending on
	performance objectives	performance results
3. MYIP	Align executive performance goals	50th – 75th percentile,
	with corporate objectives associated	depending on
	with long-term shareholder value	performance results
creation; promote executive retention
4. Deferred compensation benefits
5. Retirement benefits	Provide competitive benefits; promote	50th percentile
executive retention
6. Other benefit programs

     We also have included severance provisions in employment agreements we have entered into with Messrs. Bagley, Newberry and Bright. These employment agreements are described in more detail below as well as in the “Potential Payments Upon Termination or Change-in-Control” section below. We typically do not offer severance provisions in our agreements with executive officers but we retain the flexibility to do so on an individual basis for recruitment and retention purposes and in order to provide a period during which a former executive is incentivized not to engage in competitive activities.

     Process: Generally. At the beginning of each calendar year, the Committee reviews base salaries, annual incentives and long-term incentives and revises the overall compensation package from time to time when appropriate in light of Lam Research’s current business strategies and performance and changes in regulatory, tax and accounting rules and interpretations, while also taking into account the interests of our stockholders. For instance, in 2006, we substantially revised the long-term incentive element of our compensation program when we introduced the Multi-Year Cash-Based Incentive Program (“MYIP”) in consideration of, among other concerns, changes to accounting rules regarding expense recognition for equity-based awards.

     When appropriate, the Committee has also adjusted compensation components to account for the level of previous earnings by an executive officer. For example, in February 2006, the Committee provided a supplemental one-year plan under the MYIP for Messrs. Anstice, Maddock and Hariri in consideration for the absence of equity incentive grants to them in the years prior to the adoption of the MYIP and the relatively low level of equity incentive awards made to them in comparison to executive officers in similar positions from our peer group. Messrs. Anstice, Maddock, and Hariri have not received an equity award since 2002.

     Process: Annual Incentive Awards. Our annual incentive awards provide for cash payments based on the corporate, organizational and individual performance results achieved each calendar year. Corporate performance is determined primarily by operating income as a percent of revenue. Organizational and individual performance metrics generally fall in one or more of the following categories: business process improvement, customer relationships, market share gains, organizational capability, new product development, decreased cycle times, and employee retention efforts. Typically, the Committee meets in January and/or February to review the operating profit performance target and target incentive amounts for the first half of the calendar year and in August to review those targets for the second half of the calendar year. By reviewing performance targets and incentive amounts every six months, the Committee retains the ability to make adjustments as necessary to reflect changing business conditions and corporate objectives.

     Process: MYIP. The MYIP was designed and proposed to the Committee by management and is a program under Lam Research’s stockholder-approved 2004 Executive Incentive Plan (the “EIP”). The cash-based incentive structure of the MYIP is intended to provide competitive levels of compensation to our senior executives while (i) allowing the Company to accrue compensation expense during the period in which performance occurs, (ii) as a non-equity program, minimizing dilution of stockholder value, and (iii) incentivizing senior management retention by generally requiring continuous employment through the payment determination date which is typically approximately two years following the start of the performance period. Performance factors are established by the Committee annually and funding is accrued on a periodic basis. A new MYIP cycle typically commences at the beginning of each calendar year and lasts for eight consecutive calendar quarters. For instance, our first MYIP cycle commenced in the first quarter of calendar year 2006 and ran through the end of calendar year 2007 (the “2006 MYIP”), a second MYIP commenced in the first quarter of calendar year 2007 and runs through the end of calendar year 2008 (the “2007 MYIP”), and a third MYIP commenced in the first quarter of calendar year 2008 and runs through the end of calendar year 2009 (the “2008 MYIP”). To date, the MYIP performance metrics have been comprised of a formula based on attainment of the Company’s operating profit target for each year and stock price, because the Committee believes these measurements represent the best indicators of the performance of the Company and our executive team during the performance periods. For the 2006 MYIP, target award levels were determined after consideration of a study conducted during 2005 and 2006 by Mercer Consulting, an objective third party consulting firm. Mercer Consulting was engaged by management to provide information on the amounts that executives of the peer group realized pursuant to long-term equity-based incentive programs and to provide a recommendation on a competitive target award in lieu of equity grants for participants of the 2006 MYIP. For the 2007 and 2008 MYIPs, the Committee (and the independent members of the Board with respect to the CEO) set target awards after consideration of the overall compensation package for the named executive officers, the potential rewards from the MYIP and the competitive compensation environment. Typically, the Committee (and the independent members of the Board with respect to the CEO) meets in January and/or February to review and determine the operating profit performance metric for the then-current calendar year for each cycle of the MYIP then in effect.

     Process: Setting Targets. The Committee establishes performance goals so that the specific performance targets will be challenging but achievable based on expected levels of performance from executive officers while providing that below expected performance would reduce the executive’s award. Performance goals are set such that very strong performance is required to earn payments above the target bonus amounts. The Company believes that our specific operating profit targets for awards granted as annual incentive awards and under the MYIP are confidential information and their disclosure would result in competitive harm to the Company. In 2006 and 2007 Lam Research achieved significant market share growth, leading to a substantial expansion of revenues and profitability growth. Together, these results led to the payment of above target bonuses as annual incentive awards and contributed to a maximum payout under the applicable MYIP performance cycle. For calendar years 2007 and 2008, the Committee revised the operating profit growth targets upward to provide a greater degree of difficulty in meeting those targets in light of the business plan and outlook each year.

Peer Group

     The Committee also determines the levels of compensation and the mix and weighting of compensation components after reviewing data from a peer group of comparably-sized companies in the high technology industry and from nationally published survey data.

     The peer group companies are selected based on their comparability to Lam Research’s revenue size and business purpose, and with whom we believe we are likely to compete for talent. Based on these criteria, the peer group may be modified from one year to the next. For calendar year 2007, the peer group consisted of the following companies:

Analog Devices, Inc.	National Semiconductor Corporation
Applied Materials, Inc.	Novellus Systems Inc.
Cymer, Inc.	NVIDIA Corporation
Cypress Semiconductor Corporation	Plexus Corp.
Fairchild Semiconductor International, Inc.	SanDisk Corporation
KLA-Tencor Corporation	Teradyne, Inc.
LSI Corporation	Varian Semiconductor Equipment Associates, Inc.
MEMC Electronic Materials, Inc.	Xilinx, Inc.
Molex Incorporated

     In addition to peer group data, our human resources department engaged outside consultants from Radford, the Presidio Group and F.W. Cook & Co. to analyze published survey market data on base salary, bonus targets, equity awards and total compensation.

Base Salary

     For 2007 and 2008, after taking into consideration peer group compensation and management’s recommendations, the Committee (and the independent members of the Board with respect to the CEO) set the base salaries of each of the named executive officers (see table below) as follows:

	Calendar	Calendar	Calendar
Name	Year 2006	Year 2007	Year 2008
Stephen G. Newberry	$710,000	$800,000	$800,000
Martin B. Anstice	$340,000	$380,000	$400,000
Ernest E. Maddock	$375,000	$400,000	$416,000
Abdi Hariri	$275,000	$300,000	$315,000
Richard A. Gottscho	$312,000	$340,000	$360,000
Nicolas J. Bright	$435,000	$461,100 *	NA *
____________________

*

In connection with Mr. Bright’s Employment Agreement, his base salary was further increased to $500,000 in February 2007. The Company does not expect Mr. Bright to be a named executive officer for fiscal year 2008.

Annual Incentive Awards

Generally

     Annual incentive awards for our executive officers for a specific calendar year are based on an individual performance factor, a corporate performance factor and a target bonus amount based upon a percentage of annual eligible salary. The actual incentive award is calculated by multiplying the individual factor by the corporate factor by the target bonus amount. The portion of the award based upon individual performance is subject to a maximum multiplier determined at the beginning of the calendar year. The corporate performance factor is applied using a fixed ratio based on the Company’s actual operating profit achievement. The calculated incentive award for executive officers (other than the CEO) may be increased by the Committee, and may be subject to negative discretion by the Committee (or the independent members of the Board with respect to the CEO) after the performance period.

     The individual metrics for calendar years 2006 and 2007 were given equal weight with the corporate performance factor which was based upon operating income as a percent of revenue. These objectives and relative weightings were selected based upon management recommendations and Committee and Board determination that they represented the most important metrics of company performance during the applicable calendar years and as a complement to the focus on the operating profit metric under the MYIP discussed below. For calendar years 2006 and 2007, the portion of the award based upon individual performance was subject to a maximum multiplier of 1.5 on the performance factor.

Mr. Newberry

     Annual incentive awards for Mr. Newberry for calendar years 2006, 2007, and 2008 were made under Lam Research’s EIP so that his bonus amounts would qualify for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), discussed further below.

     Calendar Year 2006. The Board approved Mr. Newberry’s target bonus amount for calendar year 2006 at 100% of his annual eligible salary. The metrics for Mr. Newberry’s individual performance were market share (weighted at 30%), revenue and gross margin (weighted at 35%) and cash from operations (weighted at 35%). These objectives, together, were given equal weight with the corporate performance factor which was based upon operating income as a percent of revenue. For calendar year 2006, no discretion was exercised by the Board in determining Mr. Newberry’s annual incentive award. Mr. Newberry’s actual calendar year 2006 incentive award was calculated at 2.13 times his target bonus amount, equal to a payout of $1,485,716. This amount is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

     Calendar Year 2007. In February 2007, the Committee selected, and the independent members of the Board approved, the annual bonus plan factors for Mr. Newberry for calendar year 2007 and established targets for the first half of calendar 2007. Each of the factors and their relative weighting for Mr. Newberry’s 2007 annual bonus award were unchanged from the 2006 calendar year plan except that under the corporate performance factor, actual operating profit growth targets were revised upward to provide a greater degree of difficulty in meeting those targets in light of the business plan and outlook for calendar year 2007. No changes were made to Mr. Newberry’s performance targets for the second half of calendar year 2007. For calendar year 2007, no discretion was exercised by the Board in determining Mr. Newberry’s annual incentive award. In February 2008, the Committee recommended and the independent members of the Board approved that Mr. Newberry’s calendar year 2007 annual incentive award be calculated at 1.80 times his target bonus amount, equal to a payout of $1,427,690.

     Calendar Year 2008. In March 2008, based upon the Committee’s recommendations, the independent members of the Board approved Mr. Newberry’s target bonus amount for calendar year 2008 at 125% of base salary, subject to a cap of 2.25 times the target bonus amount.

Other Named Executive Officers

     The individual performance factors for each executive also include organizational performance objectives based upon applicable business unit performance goals. These objectives generally fall in one or more of the following categories: business process improvement, customer relationships, market share gains, organizational capability, new product development, decreased cycle times, and employee retention efforts. Target bonus amounts ranged from 65% to 85% of annual salary for each executive. The differences in target bonus amounts among the named executive officers are determined based on job scope and responsibilities and the competitive compensation data.

     Calendar Year 2006. In February 2007, the Committee approved incentive award payouts for calendar year 2006 performance at amounts ranging from 1.90 to 2.05 times the executives’ target bonus award reflecting each executive’s individual performance results. Actual dollar amounts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below. The Committee did not exercise discretion to increase or reduce any awards during calendar year 2006.

     Calendar Year 2007. In January 2008, the Committee approved incentive award payouts for calendar year 2007 performance at amounts ranging from 1.61 to 1.80 times the executives’ target bonus award reflecting each executive’s individual performance results against the organizational objectives mentioned above.

     Calendar Year 2008. In January 2008, new target bonus amounts for calendar year 2008 were set for the other named executive officers. These amounts range from 70% to 80% of annual salary for each executive, subject to a cap of 2.25 times the target bonus amount.

     Earned annual incentive awards for calendar years 2005, 2006, and 2007 are provided in the table below for the named executive officers.

	Earned Annual Incentive Award
	Calendar Year	Calendar Year	Calendar Year
Name	2005	2006	2007
Stephen G. Newberry	$944,568	$1,485,716	$1,427,690
Martin B. Anstice	$350,437	$447,212	$503,258
Ernest E. Maddock	$362,135	$510,745	$490,602
Abdi Hariri	$220,600	$328,354	$332,268
Richard A. Gottscho	$274,938	$419,207	$403,546
Nicolas J. Bright	$494,236	$744,543	NA *
____________________

*	The Company does not expect Mr. Bright to be a named executive officer for fiscal year 2008.

Multi-Year Cash-Based Incentive Program (MYIP)

     The Committee selects certain executives to participate in each MYIP. During 2006 and 2007, cash awards under the MYIP were the only long-term incentive awards provided for the named executive officers with the exception of Mr. Gottscho, who received a grant of restricted share units but was not a participant in the 2006 or 2007 MYIPs. In addition, Messrs. Anstice, Maddock, and Hariri participated in a supplemental one-year plan under the MYIP based on the Company’s operating profit performance which covered performance in calendar year 2006. Awards under the supplemental plan were determined and paid in February 2007. The Committee established this supplemental plan in consideration of the absence of equity incentive grants to the participants since calendar year 2002.

     In order to receive an award under the MYIP, participants generally must be continuously employed at Lam Research through the date(s) on which the Committee determines the actual award amounts under the applicable program (the “determination date”). The Committee has the discretion to waive or otherwise adjust the retention criteria for individual participants. For example, Mr. Bright is eligible to receive the target incentive amount established for his 2007 calendar year performance under the 2007 MYIP, since Mr. Bright remained employed by Lam Research through a vesting date of March 1, 2008.

     The Company’s named executive officers excluding Mr. Gottscho were eligible for performance-based awards under the following MYIPs:

MYIP	Performance Period	Determination Date	Eligible NEO’s
Supplemental	Jan. 2006 – Dec. 2006	February 2007	Messrs. Anstice, Maddock & Hariri
2006	Jan. 2006 – Dec. 2007	February 2008	All (excluding Gottscho)
2007	Jan. 2007 – Dec. 2008	February 2009*	All (excluding Gottscho)
2008	Jan. 2008 – Dec. 2009	February 2010	All**
____________________

*	March 1, 2008 for Mr. Bright.

**	Mr. Bright is not a participant of the 2008 MYIP.

MYIP Performance Periods

     Performance factors, comprised of a formula based on the attainment of the Company’s operating profit target, are established by the Committee annually and measured and accrued on a quarterly basis. In February 2006, the Committee (and the independent members of the Board with respect to the CEO) established the operating profit performance metric upon which actual incentive awards would be calculated for calendar 2006. In January 2007, the Committee (and the independent members of the Board with respect to the CEO) established the operating profit performance metric upon which actual incentive awards would be calculated for calendar 2007 under both the 2006 and 2007 MYIPs. In January 2008, the Committee established the operating profit performance metric upon which actual incentive awards would be calculated for calendar year 2008 under both the 2007 and 2008 MYIPs for the Company’s named executive officers excluding Mr. Newberry. In March 2008, based on recommendations of the Committee, the independent members of the Board established this metric for Mr. Newberry.

     Additionally, the 2006, the 2007, and the 2008 MYIPs provide that the calculated award amounts are automatically increased (but may not be decreased) pursuant to a ratio comparing the Company’s stock price performance over the 50 trading day trailing average as of the end of each fiscal quarter to the 200 trading day trailing average as of the beginning of the respective program. Under each program, the actual award payable to each participant cannot exceed 2.5 times the target bonus amount set for each plan. During calendar year 2006 and 2007, the stock price factor did positively affect the amounts calculated pursuant to the formula set forth in the respective MYIP.

     The Committee (and the independent members of the Board with respect to the CEO) has the opportunity to review the provisional accruals on a periodic basis and may choose to exercise negative discretion to reduce the amount of award accruals following such review. The Committee (and the independent members of the Board with respect to the CEO) did not exercise its negative discretion to reduce any award accruals during calendar years 2006 or 2007, with the exception of Mr. Bright, whose 2006 MYIP award payment was reduced from the calculated amount.

     The aggregate individual target award amounts and the aggregate amounts earned for the named executive officers under each cycle of the MYIP (except for Mr. Gottscho who participates in the 2008 MYIP only) were:

	Aggregated		Earned
	Individual	Aggregated	Award as a
	Target	Individual	% of Target
MYIP	Amounts	Earned Awards	Amount
2006	$8,325,000	$20,567,500	247%
2007	$9,157,500	NA (1)	NA (1)
2008(2)	$9,214,500	NA (3)	NA (3)
Supplemental	$2,520,000	$3,872,300	154%
____________________

(1)	Earned awards under the 2007 MYIP are scheduled for a February 2009 payment.

(2)	Mr. Bright is not a participant of the 2008 MYIP.

(3)	Earned awards under the 2008 MYIP are scheduled for a February 2010 payment.

Equity Incentive Compensation

     The Company believes that long-term equity incentive awards can be a useful part of its executive compensation program. However, as discussed above, the Company has chosen to grant primarily long-term cash incentive awards to its executive officers for calendar years 2006 and 2007. The Committee or Board may use its discretion to grant stock options or restricted stock units to executive officers in the future to provide competitive long-term incentives and to reward behaviors that result in long-term stockholder value growth. At this time, the Company does not have a formal policy with respect to the timing of granting equity awards.

Compensation of Chief Executive Officer

     The Company and Mr. Newberry entered into an employment agreement (the “Newberry Agreement”) effective January 1, 2003, which continues in effect pursuant to an automatic one-year renewal provision. The Newberry Agreement provides for a base salary at a rate to be set at least annually by the Board. Under the Newberry Agreement, Mr. Newberry is entitled to participate in any performance incentive plan offered by the Company, in the Company’s executive deferred compensation plan(s), and in other benefit and compensation programs generally applicable to key executives of the Company. The Newberry Agreement includes severance provisions which are described below in the “Potential Payments Under Termination of Employment or Change-in-Control” section below.

Compensation of Executive Chairman

     The Company and Mr. Bagley entered into a new employment agreement (the “Bagley Agreement”) effective January 1, 2006. The term of the Bagley Agreement is from January 1, 2006, to March 31, 2009, unless extended or earlier terminated in accordance with its provisions. Pursuant to the terms and conditions of the Bagley Agreement, Mr. Bagley will continue to serve as Executive Chairman of the Company during the term of the agreement. Mr. Bagley will receive an annual salary of $240,000 provided he remains employed by the Company. Subject to certain non-compete and other terms and conditions, the Bagley Agreement provides for a lump sum payment of $2.5 million on April 15, 2009. During the term of the Bagley Agreement, Mr. Bagley will not participate in any executive bonus plans maintained by the Company. Mr. Bagley however is eligible to participate in the standard executive benefit plans maintained by the Company. During the term of the Bagley Agreement, Mr. Bagley agrees not to perform services for any other for-profit enterprise that would interfere with his services to, or otherwise compete with, the Company. The Bagley Agreement includes severance provisions which are described below in the “Potential Payments Upon Termination or Change-in-Control” section below.

Change in Control and Severance Arrangements

     Lam Research generally does not provide for severance or change in control benefits to executive officers except for individually negotiated arrangements such as those with Messrs. Newberry, Bagley and Bright. These arrangements are more fully described in the “Potential Payments Upon Termination of Employment or Change-in-Control” section below. We use such individually negotiated arrangements for recruitment and retention purposes and in order to provide a period during which a former executive will be incentivized not to engage in competitive activities.

     However, as discussed below, we do provide medical and dental insurance retirement benefits to eligible former officers (and members of our Board). Furthermore, certain of the Company’s stock option plans and its Employee Stock Purchase Plan provide that, upon a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, some or all of the options granted under certain of the stock option plans shall be accelerated so as to be fully exercisable, and all of the rights granted under the Employee Stock Purchase Plans shall be fully exercisable following the merger for a period from the date of notice by the Board. Following the expiration of such periods, the options and rights will terminate. The 2007 Stock Incentive Plan adopted by Company stockholders at the 2006 Annual Meeting allows the Company broad discretion to provide for vesting acceleration of awards on change-of-control transactions.

Elective Deferred Compensation Plan

     Lam Research maintains a non-qualified deferred compensation plan, the Elective Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. The EDCP is offered to eligible employees, including the named executive officers, in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as The Lam Research Corporation Employee Savings Plus Plan (the “401(k) Plan”). Further, Lam Research offers the EDCP as a competitive practice to enable it to attract and retain top talent.

     The EDCP is evaluated by the human resources group for competitiveness in the marketplace from time to time, but the level of benefits provided is not typically taken into account in determining an executive’s overall compensation package for a particular year due to its conservative nature.

Retirement Benefits Under the 401(k) Plan and Not-Generally-Available Benefit Programs

     Each of Lam Research’s named executive officers is eligible for additional benefits generally available to Company employees such as matching contributions to Lam Research’s 401(k) plan and medical coverage benefits. Lam Research also provides additional benefits to its named executive officers that are not generally available to other Company employees, including the payment of term life insurance premiums, payment of medical co-insurance premiums and matching contributions to the EDCP in lieu of decreased contributions that would otherwise have been made had such EDCP deferrals not been made. The amount of the Company EDCP contribution that is not generally available to other Company employees is shown in the “All Other Compensation Table” below.

Medical and Dental Insurance Retirement Benefit

     The Company provides a program to pay for post-retirement medical and dental insurance coverage for eligible former executive officers and members of Lam’s Board of Directors. To be eligible, a person must have served at the position of vice president or above or as a member of the Board of Directors, be at least age 55 at retirement, and have at least five years of continuous service with Lam Research. An executive officer or director must be enrolled in the Company’s U.S. group medical and dental plans at the time of his or her retirement. When the retired person reaches age 65, he or she is required to enroll in Medicare parts A and B which would be the primary payer for the executive’s health coverage. The benefit also covers the person’s spouse at the time of retirement for his or her lifetime as well as other eligible dependents. The benefit ceases if the person becomes employed by a competitor of Lam Research after leaving the Company’s service. We provide the benefit to our executives and members of our board to further the long-term retention of their services and/or provide a disincentive to later compete against the Company.

Executive Stock Ownership Guidelines

     During fiscal year 2006, the Company adopted executive stock ownership guidelines, pursuant to which senior executives are expected and encouraged to own and maintain certain minimum levels of the Company’s Common Stock. The Committee believes that these guidelines are an appropriate addition to the Company’s equity compensation policies and, in conjunction with Lam Research’s equity and cash-based incentive plans, will further serve to align the long-term interests of the senior executives with those of the Company’s stockholders. Each executive is required to accumulate and maintain ownership of shares of the Company’s Common Stock, in the quantities indicated by the guidelines below, by the later of December 31, 2010, or the fifth anniversary of an executive’s hire date.

Stock
Ownership
Position	Guideline
Chief Executive Officer	5X Salary
Chief Financial Officer	3X Salary
All other senior executives	2X - 3X Salary

Accounting and Tax Considerations

     Section 162(m). In determining which elements of compensation are to be paid, and how they are weighted, Lam Research also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), Lam Research generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). In 2004, Lam Research adopted the EIP with a structure intended to provide for the tax deductibility of awards granted under the EIP. Accordingly, during fiscal 2007, the annual incentive awards granted to Mr. Newberry and to the greatest extent possible, all MYIP grants to Mr. Newberry and the other named executive officers were granted under Lam Research’s EIP. In November 2006, our stockholders approved an amendment to the EIP that increased the amount of cash awards that may be paid to any one participant in respect of achievement of performance goals for any twelve-month period to $12 million. Prior to the amendment, the maximum amount of awards that could be paid to a participant in a twelve-month period and qualify for deductibility under Section 162(m) was $2 million. Accordingly, we expect that all MYIP grants made after passage of the amendment will qualify for deductibility under Section 162(m). The prior $2 million limit for deductibility will likely apply to performance periods under grants prior to the amendment. The Committee currently intends to continue to seek a tax deduction for all of Lam Research’s executive compensation, to the extent it determines it is in the best interests of Lam Research.

     Section 409A. To assist in the avoidance of additional tax under Section 409A of the Internal Revenue Code, Lam structured the MYIP and the EDCP, and structures its equity awards, in a manner intended to comply with the applicable Section 409A requirements.

     As a result of the Company’s voluntary review of its historical stock option granting process and conclusions reached by the Company, on March 30, 2008, the Board authorized the Company (i) to satisfy the potential Section 409A liability to current and past employees (including the named executive officers) arising as a result of their exercise of misdated stock options, which vested after December 31, 2004, in 2006 or 2007 (“misdated options”) and, as applicable, similar state tax laws, inclusive of applicable penalties and interest (collectively, the “409A Liability”), and (ii) if necessary, to compensate such employees (including the named executive officers) for the additional tax liability associated with the Company’s assumption of the 409A Liability (“gross-up payment”). The estimated 409A Liability is calculated on the entire amount of income recognized by the executive as a result of the exercise of the misdated options.

     The table below lists the amount of estimated 409A Liability, including gross-up payments, that will be paid to or on behalf of the listed named executive officers.

Estimated Cash 409A Liability,
including gross-up
Name	$ million
Stephen G. Newberry	$10.3
Richard A. Gottscho	$ 0.5
Abdi Hariri	$ 0.2

     For more information regarding the Company’s voluntary review into its historical stock option granting process, please read the Company’s Form 10-K for the year ended June 24, 2007, filed on March 31, 2008. For more information regarding the 409A Liability, please read the Company’s Form 8-K filed on April 2, 2008.

     Other Tax Considerations. It is Lam’s general philosophy not to provide any executive officer or director with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Section 280G of the Internal Revenue Code.

     Mr. Hariri received taxable income in fiscal year 2007 on the tax payments made on Mr. Hariri’s behalf by the Company to compensate for the difference in income tax liabilities resulting from an expatriate assignment.

Summary Compensation Table

									Change in
									Pension Value
									and Nonqualified
					Stock	Option	Non-Equity		Deferred	All Other
Name and	Fiscal				Awards	Awards	Incentive Plan		Compensation	Compensation
Principal Position	Year	Salary	Bonus		(3)	(4)	Compensation		Earnings (11)	(12)	Total
Stephen G. Newberry	2007	$759,039	$—		$—	$3,013	$7,588,859	(5)	$808	$19,602	$8,371,321
Chief Executive Officer
and President
Martin B. Anstice	2007	353,077	—		—	479	4,189,847	(6)	—	26,397	4,569,800
Senior Vice President,
Chief Financial Officer
Ernest E. Maddock	2007	383,174	—		—	2,681	3,369,508	(7)	3	21,429	3,776,795
Senior Vice President,
Global Operations
Abdi Hariri	2007	283,173	—		—	1,028	2,728,276	(8)	66	26,987	3,039,530
Group Vice President,
Customer Support
Business Group
Richard A. Gottscho	2007	327,692	—		747,356	1,194	419,207	(9)	729	24,621	1,520,799
Group Vice President and
General Manager,
Etch Businesses
Nicolas J. Bright(1)	2007	456,250	787,500	(2)	—	7,712	1,925,690	(10)	633	26,463	3,204,248
Executive Vice President
of Products

     Salary, bonus, and non-equity incentive plan compensation above includes amounts earned in fiscal year 2007 even if deferred at the election of the executive officer under the Company’s deferred compensation plans and/ or the Company’s 401(k) Plan. All amounts listed as “Executive Contributions” in the “Non-Qualified Deferred Compensation Table” below represent contributions on amounts earned during fiscal year 2007 and disclosed in the Summary Compensation Table above.

____________________

(1)	Mr. Bright was the Company’s Executive Vice President, Regional Business & Global Products until his transition to his present, non-Section 16 officer position on March 1, 2007.

(2)	In March 2007, in connection with Mr. Bright’s transition to his current position with Lam Research, the Committee approved, and the Company and Mr. Bright entered into; an arrangement whereby Mr. Bright will at minimum receive the target incentive amount established for his 2007 calendar year performance under the Company’s 2007 MYIP provided that Mr. Bright remained employed by Lam Research through a vesting date of March 1, 2008. The $787,500 above represents the amount attributable to fiscal year 2007 under this arrangement.

(3)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation expenses recognized by Lam Research in fiscal 2007 for restricted stock units as determined pursuant to FASB Statement of Financial Accounting Standards Number 123(revised) “Share-Based Payment” (“SFAS 123R”). These compensation expenses reflect restricted stock units granted during fiscal 2007 and prior to fiscal 2007.

(4)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation expenses recognized by Lam Research in fiscal 2007 for option awards as determined pursuant to SFAS 123R. These compensation expenses reflect option awards granted prior to fiscal 2007. These compensation expenses reflect option awards granted during fiscal year 2002. The assumptions used to calculate the fair value of these option awards are set forth in Note M in Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

(5)	Represents $1,485,716 earned by Mr. Newberry pursuant to his 2006 annual incentive award (which was made under the EIP and pursuant to the Company’s annual bonus plan for calendar year 2006), $4,718,128 accrued on Mr. Newberry’s behalf for performance during fiscal 2007 under the 2006 MYIP and $1,385,015 accrued for performance during fiscal 2007 under the 2007 MYIP. Mr. Newberry received the amounts accrued under the 2006 MYIP and will be eligible to receive the 2007 MYIP if he remains employed by Lam Research through the payment determination date in February 2009.

(6)	Represents $447,212 earned by Mr. Anstice pursuant to his 2006 annual incentive award, $1,207,483 earned for performance during fiscal 2007 under the supplemental plan, $1,959,838 accrued on Mr. Anstice’s behalf for performance during fiscal 2007 under the 2006 MYIP and $575,314 for performance during fiscal year 2007 under the 2007 MYIP. Mr. Anstice received the amounts accrued under the 2006 MYIP and will be eligible to receive the 2007 MYIP if he remains employed by Lam Research through the payment determination date in February 2009.

(7)	Represents $510,745 earned by Mr. Maddock pursuant to his 2006 annual incentive award, $558,348 earned for performance during fiscal 2007 under the supplemental plan, $1,778,371 accrued on Mr. Maddock’s behalf for performance during fiscal 2007 under the 2006 MYIP and $522,044 for performance during fiscal year 2007 under the 2007 MYIP. Mr. Maddock received the amounts accrued under the 2006 MYIP and will be eligible to receive the 2007 MYIP if he remains employed by Lam Research through the payment determination date in February 2009.

(8)	Represents $328,354 earned by Mr. Hariri pursuant to his 2006 annual incentive award, $522,032 earned for performance during fiscal 2007 under the supplemental plan, $1,451,732 accrued on Mr. Hariri’s behalf for performance during fiscal 2007 under the 2006 MYIP and $426,158 for performance during fiscal year 2007 under the 2007 MYIP. Mr. Hariri received the amounts accrued under the 2006 MYIP and will be eligible to receive the 2007 MYIP if he remains employed by Lam Research through the payment determination date in February 2009.

(9)	Represents $419,207 earned by Mr. Gottscho pursuant to his 2006 annual incentive award.

(10)	Represents $744,543 earned by Mr. Bright pursuant to this 2006 annual incentive award and $1,181,147 accrued on Mr. Bright’s behalf during fiscal 2007 under the 2006 MYIP.

(11)	Reflects interest earned on deferred compensation, to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.

(12)	Please refer to the “All Other Compensation Table” which follows this table for additional information.

All Other Compensation Table

				Company
				Contribution
				to the Elective
				Deferred
				Compensation
		Company’s		Plan in
		Matching	Company-paid	lieu of matching	Company-paid
		Contributions to	Term Life	contributions	Medical
	Fiscal	the Company’s	Insurance	to the	Insurance	Expatriate
Name	Year	401(k) Plan	Premiums (1)	401(k) Plan (2)	Premiums (3)	Income
Stephen G. Newberry	2007	$ —	$1,699	$ —	$17,903	$ —
Martin B. Anstice	2007	6,927	442	1,125	17,903	—
Ernest E. Maddock	2007	—	1,114	5,871	14,444	—
Abdi Hariri	2007	2,498	1,114	3,147	17,903	2,325 (4)
Richard A. Gottscho	2007	6,590	1,699	996	15,336	—
Nicolas J. Bright	2007	8,027	1,479	—	16,957	—
____________________

(1)	The amount of the term life benefit is $1,000,000.

(2)	The Company provides to executives a contribution to the EDCP equal to any matching contributions into the 401(k) that an executive would have been entitled to but did not receive as a result of compensation deferrals into the EDCP.

(3)	Represents the value of medical coverage under Lam Research’s self-funded medical plan and insurance premiums paid under Lam Research’s Executive Dental and Executive Medical Reimbursement Plans provided to the named executive officers in fiscal year 2007

(4)	Represents taxable income to Mr. Hariri in fiscal year 2007 on the tax payments made on Mr. Hariri’s behalf by the Company to compensate for the difference in income tax liabilities due to an expatriate assignment.

Grants of Plan-Based Awards

									All Other	All Other
						Estimated Future Payouts			Stock	Option	Exercise
			Estimated Future Payouts Under			Under Equity Incentive			Awards:	Awards:	or Base	Grant Date
			Non-Equity Incentive Plan			Plan Awards			Number of	Number	Price of	Fair Value of
									Shares of	of Shares	Option	Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	of Stock	Awards	Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	Units	or Units	($/sh)	Awards
Stephen G. Newberry	02/07	(1)	—	$3,575,000	$8,937,500	—	—	—	—	—	—	—
	02/07	(2)	—	$800,000	$1,800,000
Martin B. Anstice	02/07	(1)	—	$1,485,000	$3,712,500	—	—	—	—	—	—	—
	02/07	(2)	—	$285,000	$641,250
Ernest E. Maddock	02/07	(1)	—	$1,347,500	$3,368,750	—	—	—	—	—	—	—
	02/07	(2)	—	$300,000	$675,000
Abdi Hariri	02/07	(1)	—	$1,100,000	$2,750,000	—	—	—	—	—	—	—
	02/07	(2)	—	$210,000	$472,500
Richard A. Gottscho	1/4/2007					—	—	—	8,400 (3)	—	—	436,128 (4)
	02/07	(2)	—	$255,000	$573,750
Nicolas J. Bright	02/07	(1)	—	$1,650,000	$4,125,000	—	—	—	—	—	—	—
	02/07	(2)	—	$391,935	$881,854
____________________

(1)	Represents awards granted under the 2007/2008 MYIP covering performance during calendar 2007 and 2008. Amounts shown are for performance over the two-year period.

(2)	Represents awards granted under the 2007 annual incentive award. See the “Annual Incentive Awards” discussion above for details on actual payments made in February 2008 for the 2007 annual incentive awards.

(3)	These restricted stock units were granted on January 4, 2007. One-third of the awards vested or will vest on April 15, 2008, August 1, 2008, and December 1, 2008, provided that Mr. Gottscho remains an employee of the Company on each such date.

(4)	Represents the grant date fair value of the restricted stock units based upon the closing stock price of $51.92 per share on the grant date of January 4, 2007.

Outstanding Equity Awards at the End of Fiscal Year 2007

	Option Awards						Stock Awards
									Equity
				Equity					Incentive
				Incentive					Plan	Equity Incentive
				Plan					Awards:	Plan Awards:
			Number of	Awards:			Number	Market	Number of	Market or
	Number of		Securities	Number of			of Shares	Value	Unearned	Payout Value of
	Securities		Underlying	Securities			or Units	of Shares or	Shares,	Unearned
	Underlying		Unexercised	Underlying			of Stock	Units of	Units	Shares, Units or
	Unexercised		Options	Unexercised	Option	Option	That Have	Stock That	or Other	Other Rights
	Options (#)		(#)	Unearned	Exercise	Expiration	Not	Have Not	Rights That	That Have Not
Name	Exercisable		Unexercisable	Options	Price ($)	Date	Vested	Vested ($)	Have Not	Vested
Stephen G. Newberry	5,250	(1)	—	—	$16.14	10/1/2011	—	—	—	—
	200,000	(2)	—	—	$25.66	4/30/2009	—	—	—	—
	5,250	(3)	—	—	$11.66	10/1/2008	—	—	—	—
Martin B. Anstice	2,000	(4)	—	—	$24.25	3/19/2011	—	—	—	—
	849	(1)	—	—	$16.14	10/1/2011	—	—	—	—
Ernest E. Maddock	2,050	(1)	—	—	$16.14	10/1/2011	—	—	—	—
	1,000	(5)	—	—	$22.79	12/24/2011	—	—	—	—
	28,800	(6)		—	$22.05	2/27/2009	—	—	—	—
Abdi Hariri	822	(1)	—	—	$16.14	10/1/2011	—	—	—	—
	1,000	(1)	—	—	$16.14	10/1/2011	—	—	—	—
Richard A. Gottscho	—		—	—			8,400 (7)	$446,124	—	—
	—		—	—			—	—	32,000 (8)	$1,699,520
	—		—	—			8,400 (9)	$446,124	—	—
Nicolas J. Bright	—		—	—			—	—	—	—
____________________

(1)	These options were granted on October 1, 2001. 100% of the options vested on October 1, 2006.

(2)	These options were granted on April 30, 2002. The options vested 25% annually on February 28 in 2003, 2004, 2005, and 2006.

(3)	These options were granted on August 2, 2002. 100% of the options vested on October 1, 2002.

(4)	These options were granted on March 19, 2001. 36,000 total options were granted with 25% vesting on the first, second, third and fourth anniversaries of the grant date.

(5)	These options were granted on December 24, 2001. 100% of the options vested on December 24, 2006.

(6)	These options were granted on February 27, 2002. 86,700 total options were granted and vested 13,800 on February 27, 2003, 15,300 on February 27, 2004, 28,800 on February 27, 2005, and 28,800 on February 27, 2006.

(7)	These restricted stock units (RSUs) were granted on August 4, 2005. 100% of the RSUs vested on August 4, 2007.

(8)	These restricted stock units (RSUs) were granted on May 12, 2006 and are subject to performance criteria and service period. 100% of the RSUs will vest on May 12, 2009 provided that the person remains an employee on such date.

(9)	These restricted stock units (RSUs) were granted on January 4, 2007. 33.33% vested or will vest on April 15, 2008, August 1, 2008 and December 1, 2008, provided that the person remains an employee on each such date.

Option Exercises and Stock Award Vesting During Fiscal Year 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise (1)	Vesting	Vesting
Stephen G. Newberry	—	—	—	—
Martin B. Anstice	—	—	—	—
Ernest E. Maddock	—	—	—	—
Abdi Hariri	—	—	—	—
Richard A. Gottscho	2,118	$72,294	—	—
Nicolas J. Bright	6,949	$223,703
____________________

(1)	The value realized equals the difference between the option exercise price and the fair market value of Lam Research’s Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Non-Qualified Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Fiscal	in Fiscal	Fiscal Year	Withdrawals/	Fiscal Year
Name	Year 2007 (1)	Year 2007 (2)	2007 (3)	Distributions	End 2007
Stephen G. Newberry	$—	$ —	$55,478	$—	$993,275
Martin B. Anstice	$75,000	$ —	$35,888	$—	$236,202
Ernest E. Maddock	$865,097	$ —	$214,259	$—	$2,403,690
Abdi Hariri	$502,114	$ —	$124,146	$(422,549)	$1,060,471
Richard A. Gottscho	$90,803	$ —	$50,837	$—	$964,735
Nicolas J. Bright	$644,543	$ —	$74,165	$—	$1,854,238
____________________

(1)	Under Lam Research’s EDCP, participants may defer up to 100% of base salary and/or bonus compensation. The minimum deferral amount is $5,000 in any plan year. Deferral elections may be changed each year during the fall enrollment period. The participants may elect to have their deferrals tracked to 16 variable rate funds. Participants may establish up to 5 distribution accounts, each to begin payment in a specific year or upon Retirement. Accounts must be elected at the time of enrollment. All amounts listed as “Executive Contributions” in the table above represent contributions on amounts earned during fiscal year 2007 and disclosed in the Summary Compensation Table above.

(2)	Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes plus (b) 1.50% or with gains or losses that “mirror” the market performance of the funds selected by employees, net of management fees and expenses. Lam Research generally may not take a deduction with respect to amounts deferred under the EDCP until such amounts are paid out. However, in certain circumstances where an amount is determinable by formula or otherwise fixed at year end and paid within two and one-half months of year end, Lam Research may take a deduction before the amounts are paid.

(3)	The above-market or preferential earnings portion of these amounts are reported in the Summary Compensation Table under the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

     The Company first adopted a deferred compensation plan in 1994 (the “1994 Deferral Plan”). The 1994 Deferral Plan remains in effect but was closed to further contributions as of December 31, 2004. The Company adopted a new deferred compensation plan (the “EDCP”) effective January 1, 2005. Contributions by eligible executives on or after January 1, 2005, will be maintained in the EDCP. Both Deferred Compensation Plans are voluntary, non-tax-qualified, deferred compensation plans that encourage executives to save for retirement. Under the Deferred Compensation Plans, participants were and are entitled to defer compensation until retirement, death, other termination of employment, or until specified dates.

Potential Payments Upon Termination or Change-in-Control

     The Company provides a program to pay for post-retirement medical and dental insurance coverage for eligible former executive officers (the “Executive Retirement Medical Benefit Plan”). Annually, Lam Research has an independent actuarial valuation of this post-retirement benefit conducted in accordance with the methodology prescribed by the Statement of Financial Accounting Standards 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (SFAS No. 106). The most recent valuation conducted in August 2007 valued Lam Research’s accumulated post-retirement benefit obligation for the named executive officers, Mr. Bagley and directors under the plan at $603,000. The amounts for the named executive officers and Mr. Bagley are shown in the table below:

Name	FY 2007
Stephen Newberry	$73,000
Martin Anstice	$17,000
Ernest Maddock	$71,000
Abdi Hariri	$59,000
Richard Gottscho	$72,000
Nicolas Bright	$77,000
James Bagley	$44,000

     In addition, certain of the Company’s stock option plans and its Employee Stock Purchase Plan provide that, upon a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each outstanding option or right to purchase Common Stock shall be assumed, or an equivalent option or right substituted, by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation does not agree to assume the option or right or substitute an equivalent option or right, at the discretion of the plan administrator, some or all of the options granted under certain of the stock option plans shall be accelerated so as to be fully exercisable, and all of the rights granted under the Employee Stock Purchase Plans shall be fully exercisable following the merger for a period from the date of notice by the Board of Directors. Following the expiration of such periods, the options and rights will terminate. The 2007 Stock Incentive Plan adopted by Lam Research stockholders at the 2006 Annual Meeting allows the Company broad discretion to provide for vesting acceleration of awards on change-of-control transactions.

     The tables below quantify the amount that would be payable to each of Messrs. Newberry, Bright and Bagley assuming the termination of his employment on June 24, 2007, and are estimates of the amounts which would be paid out to each executive upon his termination. The actual amounts to be paid out can only be determined at the time of the triggering events.

Newberry Agreement

     The Newberry Agreement provides that in the event of involuntary termination without cause (as defined in the agreement) or a change in control of the Company followed by either involuntary termination or the acceptance of a position of materially lesser authority or responsibility offered to Mr. Newberry by the Company, or if the Company is acquired by another entity so that there will be no market for the Common Stock of the Company and the acquiring entity does not provide options comparable to unvested stock options held by Mr. Newberry, all unvested stock options granted to Mr. Newberry will automatically be accelerated in full so as to become fully vested. Mr. Newberry is presently fully vested in his stock options but such provision applies to any future grants. Mr. Newberry will have two years from the date of termination in which to exercise such options.

     If Mr. Newberry’s employment is involuntarily terminated without cause, he will be entitled to receive a lump sum payment equal to fifteen (15) months of his then-annual base compensation, and he will receive annually any benefits under the Executive Retirement Medical Benefit Plan for which he qualifies following the date of termination. If Mr. Newberry resigns voluntarily, he will not be entitled to receive any severance benefits under the Newberry Agreement, with the exception of the benefits that he would qualify for under the Executive Retirement Medical Benefit Plan. In the event of Mr. Newberry’s death, his estate will be entitled to receive an amount equal to Mr. Newberry’s annual base salary payable in a lump sum. If Mr. Newberry becomes disabled, he will be entitled to receive his base salary for a period of twelve (12) months from the date disability is certified, as well as any bonus earned prior to the effective date of disability.

     The Newberry Agreement provides that for a period of six months following Mr. Newberry’s termination of employment with the Company, Mr. Newberry may not solicit any of the Company’s employees to become employed by any other business enterprise.

Stephen G. Newberry President and Chief Executive Officer
Involuntary Termination
Executive Benefits and	Voluntary	Disability or	For	Not for	Change in
Payments Upon Termination	Termination	Death	Cause	Cause	Control
Compensation
Severance	$—	$800,000	$—	$1,000,000	$—
Short-term Incentive	$—	$—	$—	$—	$—
Long-term Incentives
2006-2007 MYIP	$—	$—	$—	$—	$—
2007-2008 MYIP	$—	$—	$—	$—	$—
Stock Options (Unvested and
Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and
Accelerated)	$—	$—	$—	$—	$—
Benefits and Perquisites
Health and Welfare Benefit
Continuation(1)	$73,000	$73,000	$—	$73,000	$73,000
Total	$73,000	$873,000	$—	$1,073,000	$73,000
____________________

(1)	Assumes executive qualifies for Lam Research’s Executive Retirement Medical Benefit Plan and reflects the most recent independent actuarial valuation of this benefit.

Bright Agreement

     The employment agreement which the Company entered into with Mr. Bright effective August 1, 2003 (the “Bright Agreement”) provides that in the event of a change in control of the Company, subject to certain conditions set forth in the Bright Agreement, or involuntary termination of Mr. Bright without cause (as defined in the agreement), all unvested stock options granted to Mr. Bright will automatically be accelerated in full so as to become fully vested. Mr. Bright will have two years from the date of termination in which to exercise such options. Mr. Bright presently does not have any unvested or unexercised stock option grants but any new grants to Mr. Bright would be subject to such provisions. If Mr. Bright’s employment is involuntarily terminated without cause, he will be entitled to receive a lump sum payment equal to fifteen (15) months of his then-annual base compensation, and any annual benefits under the Executive Retirement Medical Benefit plan for which he qualifies following the date of termination. In the event of Mr. Bright’s death, his estate will be entitled to receive an amount equal to his annual base salary payable in a lump sum. If Mr. Bright becomes disabled, he will be entitled to receive his base salary for a period of twelve (12) months from the date disability is certified, as well as any bonus earned prior to the effective date of disability.

Nicolas J. Bright Executive Vice President of Products
Involuntary Termination
Executive Benefits and	Voluntary	Disability or	For	Not for	Change in
Payments Upon Termination	Termination	Death	Cause	Cause	Control
Compensation
Severance	$—	$500,000	$—	$625,000	$—
Short-term Incentive	$—	$—	$—	$—	$—
Long-term Incentives	$—	$—	$—	$—	$—
2006-2007 MYIP	$—	$—	$—	$—	$—
2007-2008 MYIP	$—	$—	$—	$—	$—
Stock Options (Unvested and
Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and
Accelerated)	$—	$—	$—	$—	$—
Benefits and Perquisites
Health and Welfare Benefit
Continuation(1)	$77,000	$77,000	$—	$77,000	$77,000
Total	$77,000	$577,000	$—	$702,000	$77,000
____________________

(1)	Assumes executive qualifies for Lam Research’s Executive Retirement Medical Benefit Plan and reflects the most recent independent actuarial valuation of this benefit.

Bagley Agreement

     Pursuant to the Bagley Agreement, Mr. Bagley is entitled to certain severance benefits upon termination of his employment, depending on the reason for the early termination. If Mr. Bagley voluntarily resigns his employment position, he will not be eligible for any severance payment or benefits, but will remain eligible for the $2.5 million lump sum payment to be paid on April 15, 2009, provided the conditions precedent therefor are fulfilled. In the event of involuntary termination of employment without cause (as defined in the agreement) or due to disability, Mr. Bagley will be entitled to continued payment of his salary; to the lump sum payment when otherwise due; to continued annual medical benefits under the Executive Retirement Medical Benefit plan; and to exercise any vested stock options for two years after termination. If involuntary termination is due to death, additional benefits include acceleration of payment of the lump sum amount within ninety days after death and continued medical benefits for covered family members pursuant to plan eligibility. If Mr. Bagley is terminated for cause, Mr. Bagley will not be entitled to receive any severance benefits under the Bagley Agreement. There is no change-of-control benefits provision in the Agreement.

     The Bagley Agreement provides that (i) prior to March 31, 2009, Mr. Bagley may not provide services to another entity that would constitute competition with the Company; and (ii) for a period of six months following termination of the Agreement, Mr. Bagley may not solicit any of the Company’s employees to become employed by any other business enterprise.

James W. Bagley Executive Chairman of the Company
Involuntary Termination
Executive Benefits and	Voluntary		For	Not for	Change in
Payments Upon Termination	Termination (2)	Death	Cause	Cause	Control
Compensation
Severance	$—	$2,500,000	$—	$420,000	NA
Short-term Incentive	$—	$—	$—	$—
Long-term Incentives
2006-2007 MYIP	$—	$—	$—	$—
2007-2008 MYIP	$—	$—	$—	$—
Stock Options (Unvested and
Accelerated)	$—	$—	$—	$—
Restricted Stock Units (Unvested and
Accelerated)	$—	$—	$—	$—
Benefits and Perquisites
Health and Welfare Benefit
Continuation(1)	$44,000	$44,000	$—	$44,000	$44,000
Total	$44,000	$2,544,000	$—	$464,000	$44,000
____________________

(1)	Assumes executive qualifies for Lam Research’s Executive Retirement Medical Benefit Plan and reflects the most recent independent actuarial valuation of this benefit.

(2)	Remains eligible for the $2.5 million lump sum payment, provided the conditions precedent described above are fulfilled.

Non-Employee Director Compensation in Fiscal Year 2007

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred	All Other
	or Paid	Awards (2),	Option	Incentive Plan	Compensation	Compensation
	in Cash	(3), (4)	Awards	Compensation	Earnings (5)	(6), (7)	Total
Name	($)	($)	($)	($)	($)	($)	($)
David G. Arscott	$46,000	$239,750	$ —	$ —	$68	$—	$285,818
Robert M. Berdahl	$51,000	$239,750	$ —	$ —	$—	$—	$290,750
Richard J. Elkus, Jr	$49,000	$239,750	$ —	$ —	$—	$—	$288,750
Jack R. Harris	$46,000	$239,750	$ —	$ —	$—	$—	$285,750
Grant M. Inman	$49,000	$239,750	$ —	$ —	$—	$—	$288,750
Catherine P. Lego	$46,000	$239,750	$ —	$ —	$—	$—	$285,750
Seiichi Watanabe	$46,000	$379,676	$ —	$ —	$—	$5,630	$431,306
Patricia S. Wolpert(1)	$44,000	$207,064	$ —	$ —	$—	$—	$251,064
____________________

(1)	Director Wolpert received a pro-rated annual cash retainer equal to $18,000 during fiscal year 2007, in recognition of her services as a director during a portion of calendar year 2006, for which she had not previously received cash compensation. Ms. Wolpert was granted 2,500 restricted shares on December 5, 2006. The shares vested on August 14, 2007.

(2)	On February 15, 2007, each Director was granted 4,440 restricted stock units based on the closing price of the Company’s Common Stock of $45.14. The units will vest on June 10, 2008, with receipt deferred until August 1, 2008.

(3)	Each Director (excluding Mr. Watanabe and Ms. Wolpert) received a grant of 5,000 restricted shares on January 31, 2006 based on the closing price of the Company’s Common Stock of $46.43. The units vested on January 31, 2007.

(4)	Mr. Watanabe was granted 10,000 restricted shares on January 31, 2006 based on the closing price of the Company’s Common Stock of $46.43. The units vested on January 31, 2007.

(5)	Reflects interest earned in fiscal year 2007 on deferred compensation, to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.

(6)	Value of fees for visa and immigration services provided to Dr. Watanabe in fiscal year 2007.

(7)	Value of fees for tax services provided to Dr. Watanabe in fiscal year 2007.

     For a narrative description of the Company’s annual compensation of non-employee directors, see the section above captioned “Director Compensation.”

     In addition, former members of Lam’s Board of Directors can participate in the Company’s Executive Retirement Medical Benefit Plan if they meet the eligibility requirements. Lam Research’s accumulated post-retirement benefit obligation for the eligible directors under SFAS No. 106 is shown below:

Name	FY 2007
David G. Arscott	$51,000
Robert M. Berdahl	$41,000
Richard J. Elkus, Jr.	$38,000
Jack R. Harris	$47,000
Catherine P. Lego	$13,000

COMPENSATION COMMITTEE REPORT

     The purposes of the Compensation Committee are to assist the Board in the discharge of its responsibilities with respect to compensation for the Company’s executive officers and independent directors, report annually to the Company’s stockholders on executive compensation matters, administer the Company’s equity-based compensation plans, and take or cause to be taken such other actions and address such other matters as the Board may from time to time authorize the Committee to undertake or assume responsibility.

     The Compensation Committee has reviewed and discussed with Management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

     The Compensation Committee was composed of the following independent non-employee directors during fiscal year 2007, and remains so composed as of the date of this Proxy Statement: Directors Berdahl, Elkus, Harris, and Wolpert.

COMPENSATION COMMITTEE
Robert M. Berdahl
Richard J. Elkus, Jr.
Jack R. Harris
Patricia S. Wolpert

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists or existed during fiscal year 2007 between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee. The Compensation Committee consisted of directors Berdahl, Elkus, Harris, and Wolpert during fiscal year 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     No family relationships exist or existed during fiscal year 2007 among any of the Company’s directors and executive officers. No related-party transactions occurred during fiscal year 2007.

AUDIT COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate all or portions of future filings, including this Proxy Statement, the following Report of the Audit Committee shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or the Exchange Act.

     Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to monitor the integrity of the financial statements and the effectiveness of internal control over financial reporting of the Company, oversee the independence of the Company’s independent registered public accounting firm, appoint and provide for the compensation of the independent registered public accounting firm, and evaluate the performance of the independent registered public accounting firm. Pursuant to the Audit Committee Charter, the Audit Committee is also responsible for reviewing and approving, if appropriate, all related-party transactions. Each of the members of the Audit Committee meets the independence requirements of NASDAQ. During fiscal year 2007 and as of the date of this Proxy Statement, the Audit Committee consisted of the following independent, non-employee directors: Directors Arscott, Inman, Lego, and Watanabe.

     Management has primary responsibility for the system of internal control and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements and the system of internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). The Audit Committee has the responsibility to monitor and oversee these processes.

     In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2007, the Audit Committee:

  reviewed and discussed the audited financial statements with Company management;

  reviewed and discussed with management its assessment of and report on the effectiveness of the Company’s internal control over financial reporting as of June 24, 2007, which management prepared using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal-Control Integrated Framework. The Committee also reviewed and discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, Ernst & Young LLP’s attestation report on management’s assessment of and report on the Company’s internal control over financial reporting;

  discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement of Auditing Standards No. 90, “Audit Committee Communications”;

  reviewed the written disclosures and the letter from Ernst & Young LLP, required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Ernst & Young LLP its independence;

  based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended June 24, 2007, filed with the SEC; and

  instructed management and the independent registered public accounting firm that the Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE
David G. Arscott
Grant M. Inman
Catherine P. Lego
Seiichi Watanabe

RELATIONSHIP WITH
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;
PRINCIPAL ACCOUNTING FEES AND SERVICES

     Ernst & Young LLP has audited the Company’s consolidated financial statements since the Company’s inception.

Fees Billed by Ernst & Young LLP

     The table below shows the fees billed by Ernst & Young LLP for audit and other services provided to the Company in fiscal years 2007 and 2006.

Services / Type of Fee	Fiscal Year 2007	Fiscal Year 2006
Audit Fees(1)	$2,132,000	$2,137,000
Audit-Related Fees(2)	147,000	136,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
TOTAL	$2,279,000	$2,273,000
____________________

(1)	Audit fees represent fees for professional services provided in connection with the audits of annual financial statements, reviews of quarterly financial statements, and audit services related to other statutory or regulatory filings or engagements. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees consist of assurance and related services that are reasonably related to the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.”

(3)	Tax fees represent fees for services primarily related to international tax compliance.

(4)	All other fees relate principally to fees for subsidiary-related services.

     The Audit Committee reviewed summaries of the services provided by Ernst & Young LLP and the related fees during fiscal year 2007 and has determined that the provision of non-audit services was compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Audit Committee approved 100% of the services and related fee amounts for services provided by Ernst & Young LLP during fiscal year 2007.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

     It is the responsibility of the Audit Committee to approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the Rules and Regulations of the SEC, all professional services, to be provided to the Company by its Independent Registered Public Accounting Firm, provided that the Audit Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption.

     It is the policy of the Company that the Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s Independent Registered Public Accounting Firm, consistent with the criteria set forth in the Audit Committee Charter and applicable laws and regulations. The Committee has delegated to the Chair of the Committee the authority to pre-approve such services, provided that the Chair shall report any decision on his part to pre-approve such services to the full Audit Committee at its next regular meeting. These services may include audit services, audit-related services, tax services, and other services. The Company’s independent registered public accounting firm and Company management are required to periodically report to the Audit Committee regarding the extent of services provided by the Company’s independent registered public accounting firm pursuant to any such pre-approval.

COMPARATIVE STOCK PERFORMANCE

     Pursuant to recent changes in SEC rules and regulations regarding disclosure of comparative stock performance information, please refer to Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities,” in the accompanying Report on Form 10-K, for a chart of the Company’s comparative stock performance.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

     The following table provides information as of June 24, 2007, regarding securities authorized for issuance under the Company’s equity compensation plans. The equity compensation plans of the Company include the 1991 Stock Option Plan, the 1996 Performance-Based Restricted Stock Plan, the 1997 Stock Incentive Plan, the 1999 Stock Option Plan, the 2007 Equity Incentive Plan, and the 1999 Employee Stock Purchase Plan.

	Number of			Number of Securities
	Securities		Weighted-	Remaining Available
	to be Issued Upon		Average	for Future Issuance
	Exercise of		Exercise Price	Under Equity
	Outstanding		of Outstanding	Compensation Plans
	Options,		Options,	(excluding securities
	Warrants, and		Warrants, and	reflected in column
Plan Category	Rights		Rights (5)	(a))
	(a)		(b)	(c)
Equity compensation plans approved
by security holders	1,734,273	(1)(2)	$19.09	26,084,502 (3)
Equity compensation plans not approved
by security holders	3,394,542	(4)	$20.68	2,669,719
Total	5,128,815		$20.37	28,754,221
____________________

(1)

Includes shares issuable under the Company’s 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan was adopted by the Board in May 1997 and approved by the stockholders of the Company in August 1997. In October 2002, the Board amended the 1997 Plan to provide for the issuance of restricted stock unit awards, allow all 1997 Plan participants to participate in exchanges of stock options previously permitted under the 1997 Plan, and provide that vesting of restricted stock, deferred stock, performance share and restricted stock unit awards would be determined by the administrator of the Plan at the time of the award grant.

Pursuant to the provisions of the 1997 Plan approved by the Company’s stockholders, the number of shares reserved for issuance under the plan will automatically be increased each calendar quarter if and to the extent necessary to provide that the ratio of (a) the number of shares reserved for issuance under all of the Company’s stock-based incentive plans to (b) the total number of shares of Lam Research Common Stock outstanding on a fully-diluted basis will be equal to 18.5%; provided, that the number of shares reserved for issuance under the Lam 1997 Stock Plan will in no event exceed fifteen million shares. During fiscal year 2007, there were no additional amounts reserved for issuance.

(2)	Includes shares issuable under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The 2007 Plan was adopted by the Board in August 2006, approved by the stockholders of the Company in November 2006, and amended by the Board in November 2006. The 2007 Plan reserves for issuance up to 15,000,000 shares of the Company’s Common Stock.

(3)	Includes 3,313,227 shares available for future issuance under the 1999 Employee Stock Purchase Plan (“1999 ESPP”). This number does not include shares that may be added to the 1999 ESPP share reserve in the future in accordance with the terms of the 1999 ESPP, as amended.

(4)	Includes shares issuable under the Company’s 1999 Stock Option Plan (the “1999 Option Plan”). The 1999 Option Plan reserves for issuance up to 27,500,000 shares of the Company’s Common Stock.

The 1999 Option Plan was adopted by the Board as of November 5, 1998 (the “Effective Date”) and amended and restated as of October 16, 2002 and November 7, 2002. All directors, officers and employees of Lam and its designated subsidiaries, as well as consultants, advisors or independent contractors who provide valuable services to the Company or such subsidiaries, are eligible to participate in the 1999 Option Plan.

Nonstatutory stock options, deferred stock, restricted stock, performance shares, and restricted stock unit awards (collectively, the “Awards”) may be granted under the plan. Stock options granted under the 1999 Option Plan must have an exercise price that is not less than the fair market value of the Company’s Common Stock on the date of the grant. The administrator shall determine the participants to whom Awards shall be granted and the terms of such Awards. The 1999 Option Plan terminates ten years from the Effective Date.

In the event of a corporate transaction such as a change of control, the 1999 Option Plan provides that each outstanding Award shall be assumed, or an equivalent Award substituted, by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation does not agree to assume the Award or substitute an equivalent Award, subject to limitations that may be placed on an Award on the date of grant, outstanding Awards shall accelerate and become fully exercisable.

(5)	Does not include restricted stock units (RSUs) with an exercise price of $0.00.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Unless marked otherwise, proxies received will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the current fiscal year. Ernst & Young LLP has been the Company’s independent registered public accounting firm (independent auditor) since fiscal year 1981.

     The audit services of Ernst & Young LLP during fiscal year 2007 included the examination of the consolidated financial statements and the system of internal control over financial reporting of the Company and services related to filings with the SEC and other regulatory bodies.

     The Audit Committee of the Company meets with Ernst & Young LLP on an annual or more frequent basis. At such time, the Audit Committee reviews both audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged for such services. Among other things, the Committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by Ernst & Young LLP, including such non-audit services, if any, are subject to approval by the Audit Committee in accordance with applicable securities laws, rules, and regulations. For more information, see the “Report of the Audit Committee” and the “Relationship with Independent Registered Public Accounting Firm” sections above.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

     Approval of Proposal No. 2 will require the affirmative vote of a majority of the outstanding shares of Common Stock present or represented and voting on such Proposal at the Annual Meeting. Unless marked otherwise, proxies received will be voted “FOR” the approval of Proposal No. 2.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2008.

OTHER MATTERS

     The Company knows of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend or, if no such recommendation is given, as the proxy holders decide in their reasonable judgment.

     It is important that your stock holdings be represented at the meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the enclosed envelope or otherwise exercise your stockholder voting rights by telephone or Internet, as provided in the materials accompanying this Proxy Statement.

By Order of the Board of Directors, George M. Schisler, Jr. Secretary

Fremont, California
Dated: May 10, 2008

C/O DANIEL RABAGO 4650 CUSHING PARKWAY, CA-1 FREEMONT, CA 94538
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Lam Research Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lam Research Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LAMRE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAM RESEARCH CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF THE COMPANY.

Vote on Directors

1.	Election of Directors

	Nominees:

	01)	James W. Bagley;	06)	Grant M. Inman;
	02)	David G. Arscott;	07)	Catherine P. Lego;
	03)	Robert M. Berdahl;	08)	Stephen G. Newberry;
	04)	Richard J. Elkus, Jr.;	09)	Seiichi Watanabe;
	05)	Jack R. Harris;	10)	Patricia S. Wolpert.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year 2008.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
LAM RESEARCH CORPORATION
IN CONJUNCTION WITH THE
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
June 10, 2008

     The undersigned stockholder of LAM RESEARCH CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 10, 2008, and the 2007 Annual Report to Stockholders, and hereby appoints Stephen G. Newberry and George M. Schisler, Jr., or either of them, proxy holders and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of LAM RESEARCH CORPORATION to be held on June 10, 2008 at 11:00 a.m., local time, at the principal executive offices of the Company at 4650 Cushing Parkway, Fremont, California 94538, and for any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR AND, AS SAID PROXY HOLDERS DEEM ADVISABLE, ON SUCH OTHER MATTER OR MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,
USING THE ENCLOSED RETURN-ADDRESSED AND POSTAGE-PAID ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)